Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

dated as of

November 4, 2025

by and among

the Sellers (as defined herein),

LIFEMD, INC.,

as a Seller and the Seller Representative,

WORKSIMPLI SOFTWARE LLC
as the Company,

LION BUYER, LLC
as the Purchaser

i

ii

EXHIBITS

Exhibit A	Accounting Principles

Exhibit B	Sample Calculation of Company Adjusted EBITDA

Exhibit C	Parent Guarantee

iii

DISCLOSURE SCHEDULES

Section 2.5(b)	Resignations

Section 3.2	Capitalization

Section 3.3	Subsidiaries

Section 3.5	Consents and Approvals; No Violation

Section 3.6	Financial Statements

Section 3.7	Absence of Certain Changes or Events

Section 3.9	Taxes

Section 3.10	Employee Benefit Plans

Section 3.11	Labor Matters

Section 3.12	Real Property and Assets

Section 3.15	Intellectual Property

Section 3.17	Company Contracts

Section 3.18	Customers and Vendors

Section 3.19	Permits

Section 3.20	Insurance

Section 3.21	Transactions with Affiliates and Related Parties

iv

INDEX OF DEFINED TERMS

Defined Term	Page
AAA	69
Accounting Principles	1
Accrued Income Tax Amount	2
Acquisition Agreements	2
Action	2
Activation Amount	23
Activation Dispute	23
Activation Measurement Statement	23
Activation Objection	23
Activation Period	23
Activation Review Period	23
Adjustment Holdback Amount	2
Adverse Consequences	2
Affiliate	2
Agreed Amount	63
Agreement	1
Applicable Area	2
Authorized Action	73
Base Purchase Price	2
Basket Amount	60
Business	2
Business Day	3
Business Employee	3
Cap Amount	61
CARES Act	3
Cash	3
Change of Control	3
Claim Dispute Period	63
Claimed Amount	63
Closing	15
Closing Date	15
Closing Date Indebtedness	3
Cloud Boson	3
COBRA	35
Code	3
Commonwealth	3
Company	1
Company Activated Subscribers	3
Company Adjusted EBITDA	4
Company Balance Sheet	27
Company Contracts	45
Company Indemnitees	52
Company Intellectual Property	40
Company Interests	1

v

Defined Term	Page
Company IT Systems	41
Company Material Adverse Effect	4
Company Organizational Documents	26
Company Owned Intellectual Property	39
Company Products	40
Company Real Property	38
Company Real Property Leases	5
Company Source Code	5
Company Transaction Expenses	5
Company’s Financial Advisor	5
Confidential Information	5
Contested Amount	64
Contract	5
Covenant Expiration Date	58
COVID-19	6
Credit Agreement	6
Current Assets	6
Current Liabilities	6
Data Breach	6
Debt Financing	6
Debt Financing Sources	6
Debt Financing Sources Related Party	6
Disclosure Schedule	7
Dispute	19, 22
Employee Benefit Plan	7
Environmental Law	7
ERISA	7
ERISA Affiliate	7
Estimated Cash	15
Estimated Closing Date Indebtedness	15
Estimated Company Transaction Expenses	15
Estimated Net Working Capital Excess	15
Estimated Net Working Capital Shortfall	15
Estimated Purchase Price	14
Final Closing Statement	20
Final Purchase Price	20
Financial Statements	28
Fiscal Quarter	7
Fraud	7
Fundamental Representations	7
GAAP	8
General Survival Date	58
Governmental Authority	8
Hazardous Materials	8

vi

Defined Term	Page
Holdings	1
ICE	37
Illustrative Calculation of Net Working Capital	8
Indebtedness	8
Indemnitees	9
Indemnitor	62
Intellectual Property	9
Interim Financial Statements	28
IRS	9
Knowledge of the Company	9
Labor Organization	9
Law	9
Lien	9
LifeMD	1
Material Supplier	45
Measurement Date	23
Multiemployer Plan	9
Net Working Capital	9
Net Working Capital Excess	9
Net Working Capital Shortfall	10
Notice of Claim	63
Objection	22
Office of Incentives	10
Open PDF	10
Open Source Software	41
Order	10
Payment Processor	57
Payoff Letters	16
Performance Amount	21
Performance Measurement Statement	22
Performance Period	21
Performance Review Period	22
Permits	45
Permitted Lien	10
Person	10
Personal Information	10
Post-Closing Statement	18
PR Code	11
Pre-Closing Portion	10
Pre-Closing Statement	15
Pre-Closing Tax Period	10
Privacy Laws	11
Privacy Policy	11
Pro Rata Portions	15
Process	11
Processing	11
PRTD	11
Puerto Rico Tax Decree	11

vii

Defined Term	Page
Purchase Price	11
Purchase Price Disbursement Schedule	15
Purchaser	1
Purchaser Adjustment Amount	20
Purchaser Indemnitees	11
Purchaser Material Adverse Effect	11
Purchaser Releasee	66
Purchaser Releasor	66
Purchaser Transaction Expenses	11
Redeemed Interests	1, 12
Redemption Consideration	12
Reference Time	12
Registered Intellectual Property	39
Related Parties	46
Releasees	66
Releasors	66
Representative	12
Response Notice	63
Restricted Cash	12
Restricted Period	57
ResumeBuild EBITDA	12, 25
Review Period	18
Sales and Use Tax Amount	12
Securities Act	12
Seller	1
Seller Adjustment Amount	20
Seller Indemnitees	12
Seller Material Adverse Effect	12
Seller Releasee	65
Seller Releasor	65
Seller Representative	1
Settlement Accountant	19
Software	12
Statement of Objections	19
Stipulated Amount	64
Straddle Period	12
Subsidiary	12
Target Net Working Capital	13
Tax	13
Tax Contest	55
Tax Return	13
Tax Statement	54
Taxes	13
Taxing Authority	13
Third Party Claim	62
Transfer Taxes	13
Treasury Regulations	13
U.S.	13
United States	13
Unlawful Payment	43

viii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 4, 2025, is entered into by and among WorkSimpli Software LLC, a Puerto Rico limited liability company (the “Company”), LifeMD, Inc., a Delaware corporation (“LifeMD”) and the other seller parties who are signatories hereto (each a “Seller” and, collectively, the “Sellers”), Lion Buyer, LLC, a Delaware limited liability company (the “Purchaser”), and LifeMD in its capacity as the representative of the Sellers (the “Seller Representative”).

RECITALS

WHEREAS, the Sellers collectively own 71,444 units in the Company, consisting of approximately 80% of the outstanding equity interests in the Company (the “Company Interests”), which, for purposes of this Agreement shall be comprised of the Redeemed Interests and the Purchased Interests (as defined below);

WHEREAS, subject to the terms and conditions of this Agreement, the Purchaser desires to purchase, and the Sellers desire to sell, the Company Interests;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the consummation of this Agreement, the Company shall first redeem 59,524 units in the Company from the Sellers (the “Redeemed Interests”) for the Redemption Consideration with the proceeds from the Debt Financing (as defined herein), and the Purchaser shall then purchase 11,910 units in the Company from the Sellers (the “Purchased Interests”) for the Purchase Consideration;

WHEREAS, the Redemption Consideration and the Purchase Consideration shall equal the Base Purchase Price (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the consummation of this Agreement, the unitholders of the Company other than the Sellers shall contribute to Lion Holding, LP, a Delaware limited partnership and indirect parent of the Purchaser (“Holdings”), their units in the Company in exchange for units in Holdings.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Accounting Principles” means the principles, policies, procedures, categorizations, definitions, methods, practices, judgments, classifications, estimation methodologies and techniques used by the Company as reflected in the Financial Statements and attached hereto as Exhibit A.

1

“Acquisition Agreements” means this Agreement and the instruments, agreements, certificates and documents required to be delivered by the Sellers pursuant to Section 2.5.

“Accrued Income Tax Amount” means the aggregate unpaid income Tax liability of the Company attributable to Pre-Closing Tax Periods (or any portion thereof), whether or not yet due and payable, separately calculated for each applicable taxing jurisdiction for the Company, determined as if the current taxable period of the Company was treated as ending on (and as of the end of) the Closing Date as of the Reference Time (provided that with respect to any Straddle Period, the amount of income Taxes attributable to the Pre-Closing Tax Periods shall be determined in accordance with Section 6.5(d)), in a manner consistent with the Accounting Principles and including, for this purpose, in taxable income any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Tax Law) and any accounts receivable, any prepaid amounts or deferred revenue that in each case would not otherwise be included in taxable income on or prior to the Closing Date (which amount shall not be less than zero).

“Action” means any litigation, suit, arbitration, proceeding, claim or investigation by or before any Governmental Authority.

“Adjustment Holdback Amount” means Three Hundred Thousand U.S. Dollars ($300,000.00).

“Adverse Consequences” means any and all Actions, Orders, Taxes, Liens, and actual out of pocket penalties, fines, costs, amounts paid in settlement, liabilities, losses, damages, deficiencies, costs of investigation, court costs, or other expenses (including reasonable attorneys’ fees and expenses).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with, such first Person. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power or right, by Contract or otherwise, to direct or cause the direction of management and policies of such Person through the ownership of voting securities.

“Applicable Area” means (a) worldwide, but if such area is determined by judicial action to be too broad, then it means (b) any country in which the Company is engaged in the Business on or prior to the Closing Date.

“Base Purchase Price” means Twenty-four Million U.S. Dollars ($24,000,000.00). The Redemption Consideration and the Purchase Consideration shall be equal to the Base Purchase Price.

“Business” means the business of all commercial activities related to (a) the design, development, provision, and management of web-based solutions aimed at (i) the conversion, editing, execution, and secure storage of digital documents; or (ii) the creation, preparation, and customization of resumes and legal documents; or (b) the offering, sale, or provision of any other products or services currently offered, managed, or under development by the Company and any products, services, or activities that have been considered by the Company for potential development or offering within the twelve (12) months immediately preceding the Closing Date, irrespective of whether such considerations have materialized into active projects or offerings.

2

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in New York, New York or San Juan, Puerto Rico.

“Business Employee” means a current or former employee, independent contractor or other individual service provider of the Company.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) (and any similar act, statute or provision of applicable state, local or non-U.S. Law) and any legislative or regulatory guidance issued pursuant thereto.

“Cash” means, as of a given time, all cash, cash equivalents and marketable securities held by the Company, including all security or other similar deposits at such time, as determined in a manner consistent with the Accounting Principles; provided, however, that “Cash” shall: (a) be calculated net of issued but uncleared checks, wire transfers and drafts written or issued by the Company at such time, (b) include all uncleared checks, wire transfers and drafts deposited or pending deposit for the account of the Company at such time, (c) exclude Restricted Cash, and (d) exclude credit card receivables.

“Change of Control” means with respect to any Person, any (i) sale or transfer by such Person (other than to an Affiliate of such Person) of all or substantially all of its assets on a consolidated basis, or (ii) consolidation, merger or reorganization of such Person with or into any other entity or entities, issuance of equity interests by such Person, sale or transfer to any third party of such Person’s equity interests by the holders thereof, or any other transaction or series of transactions, as a result of which the beneficial owners of such Person’s outstanding equity interests possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors immediately prior to such consolidation, merger or reorganization cease to own the outstanding equity interests of the surviving entity possessing the voting power (under ordinary circumstances) to elect a majority of the surviving entity’s board of directors.

“Closing Date Indebtedness” means, as of the Closing, the amount of the outstanding Indebtedness (of the nature set forth in clauses (a), (b), and (d) in the definition thereof) of the Company.

“Cloud Boson” means Cloudboson Technologies Private Limited, a private limited company incorporated in India.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commonwealth” means the Commonwealth of Puerto Rico.

“Company Activated Subscribers” means the number of subscriptions to at least one of the products developed by the Company for which the Company has been able to collect at least one recurring payment and which has not been cancelled or moved to a free plan. For the purpose of this calculation, (i) the initial $1.95 or equivalent “sign up” or “trial period” payment for any four-week recurring subscriptions will not count as the collection of a recurring payment, and the subscription will only be considered a Company Activated Subscriber once the Company collects at least one subsequent payment and (ii) if a subscription is cancelled and moved to a free plan (and, therefore, is no longer considered a Company Activated Subscriber) but then that subscription is reactivated, it will be added back to the calculation as a Company Activated Subscriber without regard to when any subsequent recurring payment is collected.

3

“Company Adjusted EBITDA” means, as determined in a manner consistent with the Accounting Principles and calculated consistent with the sample calculation set forth on Exhibit B, (i) net income for the applicable period for the Company (but not including any net income related to ResumeBuild), excluding the following items as included in the computation of net income: (a) interest expense, net of interest income, (b) income taxes, (c) non-cash depreciation and amortization charges, non-cash stock compensation charges and any other non-cash charges, (e) dividends, (f) management fees or any type of related fees, reduced by (ii) capital expenditures. If the Company engages in a subsequent acquisition, joint venture or similar transaction prior to the end of the Performance Period, then Company Adjusted EBITDA will be calculated without giving effect to (i) any net income or loss generated by, resulting from or related to such acquisition, joint venture or similar transaction (or the business acquired thereby), or (ii) any capital expenditures relating to such acquisition, joint venture or similar transaction.

“Company Material Adverse Effect” means any event, development or change that has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company, other than any event, development or change relating to or arising out of: (i) general economic, regulatory or political conditions or conditions in the financial, banking or securities markets (including any disruptions thereof or changes in interest or currency exchange rates, commodity prices or raw material prices, and any stoppage or shutdown of any U.S. governmental activity or any default by the U.S. government or delays or failure to act by any Governmental Authority); (ii) any acts of God, natural disasters, disease outbreak, epidemic, pandemic (including COVID-19), terrorism, hostilities, sabotage, war (whether or not declared) or any escalation or worsening of such terrorism, hostilities, sabotage or war; (iii) any event, development or change in any of the industries or markets in which the Company operates, including cyclical fluctuations and trends; (iv) any enactment or proposed enactment of, change or proposed change in, or change or proposed change in interpretation of, applicable Law or in GAAP or other applicable accounting standards; (v) the execution, announcement, pendency, performance or consummation of this Agreement or the transactions contemplated hereby, including by reason of the identity of the Purchaser or any communication by the Purchaser regarding the plans or intentions of the Purchaser with respect to the conduct of the business of the Company, and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators; (vi) any action taken, or failure to take any action, in each case, to the extent such action or failure to take action is required or permitted by the terms of this Agreement or which the Purchaser has approved, consented to or requested (or any action not taken as a result of the Purchaser’s failure to consent to any action requiring the Purchaser’s consent hereunder); (vii) any failure by the Company to meet any projections, estimates or forecasts (financial, operational or otherwise) for any period; (viii) matters disclosed in the Disclosure Schedule; or (ix) seasonal fluctuations in the business of the Company, provided, in the case of clauses (i), (iii) and (iv), such changes do not have a material adverse effect on the Company, taken as a whole, compared to other businesses operating in the industries or markets in which the Company operates.

4

“Company Real Property Leases” means the real property leases, subleases, licenses and other agreements to which the Company is a party with respect to the Company Real Property (as hereinafter defined), including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto.

“Company Source Code” means, collectively, any human readable Software source code, any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained in, embedded in or combined with, in any manner, any Software source code, in each case that is Company Owned Intellectual Property.

“Company Transaction Expenses” means, except as otherwise set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses (whether or not yet invoiced), incurred by, or on behalf of, or to be paid by, the Company in connection with the sale process for the Company or otherwise relating to the negotiation, preparation or execution of the Acquisition Agreements or the performance or consummation of the transactions contemplated thereby, in each case, to the extent unpaid and incurred by, or on behalf of, or payable by the Company, as of the Closing, including: (a) fees and expenses of counsel, advisors, investment bankers, attorneys, accountants and auditors engaged by, or on behalf of, the Company in connection with the Acquisition; (b) all bonuses and all change in control, severance, retention and other similar payments payable to any Business Employee in whole or in part as a result of or in connection with the Acquisition, whether written or unwritten (including any employer contributions, payments or liabilities related thereto under any Employee Benefit Plans), but excluding any severance obligations that become payable as a result of an involuntary termination of employment that occurs after the Closing; and (c) the employer portion of any withholding or payroll Taxes due with respect to amounts described in clause (b) or the exercise of any options between the date hereof and the Closing Date, but without duplicating any of the foregoing items that are included in Current Liabilities or Indebtedness.

“Company’s Financial Advisor” means BTIG, LLC.

“Confidential Information” means any confidential information with respect to the business and operations of the Company, including discoveries, concepts, ideas, research and development, prospective new products, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, methods of operation, technical data, procedures, designs, drawings, specifications, databases, customer lists, contact names and other information, supplier lists, personnel information, competitor information, product information, pricing information, fee and cost information, business and marketing plans and methods, trade secrets, Software, marks, plans, market information or other specialized information or proprietary matters, including any of the foregoing that constitute a protectable trade secret.

“Contract” means any binding agreement, arrangement, commitment, deed, instrument or contract, and all amendments thereof.

5

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“Credit Agreement” means the executed credit agreement dated as of the date hereof, among, inter alios, Purchaser, Company, the Debt Financing Sources (including all exhibits, schedules and annexes thereto) pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide to the Company, the aggregate amounts set forth therein as debt financing, for the purposes set forth therein, including to finance the Redemption Consideration and related fees and expenses (collectively, the “Debt Financing”). References to “Credit Agreement” shall include the Credit Agreement as so amended, modified or replaced (in whole or in part).

“Current Assets” means, with respect to the Company as of the Reference Time, current assets determined in a manner consistent with the Accounting Principles, including accounts receivable and prepaid expenses but excluding Cash and income and deferred Tax assets.

“Current Liabilities” means, with respect to the Company as of the Reference Time, current liabilities determined in a manner consistent with the Accounting Principles, including accounts payable, accrued expenses, non-income Taxes other than the Sales and Use Tax Amount, credit card liabilities, seventy percent (70%) of all obligations owed to Google and Bing, and cash collected deferred revenue, but expressly excluding all income and deferred Tax liabilities, Indebtedness (including the Sale and Use Tax Amount), Company Transaction Expenses, operating lease liabilities determined under ASC 842, contingent liabilities related to Immudyne PR, LLC, and any cash-collected deferred revenue as determined in a manner consistent with the Accounting Principles accrued as of or before the Reference Time.

“Data Breach” shall mean (a) unauthorized access to or acquisition of Personal Information when in the custody or control of the Company; (b) “breach of security,” “breach of security of a system,” “personal data breach,” or similar term defined by applicable Privacy Laws; or (c) other information security incident that individually or in the aggregate, has or have had, or is or are reasonably likely to have a Company Material Adverse Effect.

“Debt Financing” shall have the meaning set forth in the definition of Credit Agreement.

“Debt Financing Sources” means the Persons that have committed to provide or arrange any debt financing contemplated by, or have otherwise entered into agreements in connection with, the Credit Agreement (including, for the avoidance of doubt, Citibank, N.A. and its Affiliates) or alternative debt financings in connection with the transactions contemplated by the Credit Agreement, and any joinder agreements, engagement letters, fee credit letters, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, in each case, together with their respective Affiliates, employees, officers, directors and agents involved in the Debt Financing and the respective successors and permitted assigns of any of the foregoing.

“Debt Financing Sources Related Party” means the Debt Financing Sources together with their respective Affiliates, and the respective directors, officers, employees, partners, members, managers, agents, advisors, controlling persons, and the other representatives, successors and assigns of each of the foregoing.

6

“Disclosure Schedule” means the written Disclosure Schedule delivered by the Company to the Purchaser in connection with the execution and delivery of this Agreement.

“Employee Benefit Plan” means each plan, program, policy, agreement, or arrangement: (a) that is sponsored or maintained by the Company or (b) to which the Company is a party or with respect to which the Company has any current or contingent liability, including on account of an ERISA Affiliate, in each case of clauses (a) and (b), that is (i) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, including any qualified or non-qualified employee benefit plan subject to the PR Code); or (ii) any other plan, Contract, policy, agreement or arrangement, whether informal or formal and whether written or unwritten, providing compensation or benefits to any Business Employee or any of such Business Employee’s dependents and/or beneficiaries, including, but not limited to employment, profit-sharing, deferred compensation, bonus, stock option, phantom stock, stock purchase, performance unit, stock appreciation right, employee stock ownership, equity or equity related compensation, pension, consulting, retirement, severance, fringe benefits, change of control, retention, hospitalization, health, welfare, dental, disability, life insurance, flexible spending accounts, insurance premium reimbursements, or other similar compensation payments, or benefits; provided, however, that in no event shall an Employee Benefit Plan include any arrangement maintained by a Governmental Authority to which the Company is required to contribute under applicable Law.

“Environmental Law” means any Law relating to the pollution of the environment or natural resources or the protection of human health and safety from the presence of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (together with all rules and regulations promulgated thereunder).

“ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code.

“Fiscal Quarter” means, with respect to the Company, the three (3)-month periods ending on each of March 31, June 30, September 30, and December 31 of each calendar year.

“Fraud” means common law intentional fraud under the Laws of the state of Delaware with respect to the making by a party hereto, to another party hereto, of an express representation or warranty contained in Article III or Article V of this Agreement. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“Fundamental Representations” means: (a) with respect to the Company, the representations and warranties of the Company contained in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4 (Authorization; Enforceability), Section 3.5(Consents and Approvals; No Violation), Section 3.9 (Taxes), Section 3.21 (Transactions with Affiliates and Related Parties), and Section 3.22 (Brokers); (b) with respect to the Sellers, the representations and warranties of the Sellers contained in Section 4.1(a) (Organization and Qualification); Section 4.2 (Authorization; Enforceability), Section 4.3 (Consents and Approvals; No Violation), Section 4.5 (Ownership of the Company Interests) and Section 4.6 (Brokers); and (c) with respect to the Purchaser, the representations and warranties of the Purchaser contained in Section 5.1(a) (Organization and Qualification), Section 5.2 (Authorization; Enforceability), Section 5.6 (Brokers) and Section 5.7(a) (Investment Matters).

7

“GAAP” means United States generally accepted accounting principles as in effect on the date of the Company Balance Sheet, or, specifically with respect to any of the other Financial Statements, as of the date thereof.

“Governmental Authority” means any federal, state, Commonwealth, local or non-U.S. governmental or regulatory authority, agency, department, commission or administration or any court, tribunal or judicial or arbitral body or department in any jurisdiction.

“Hazardous Materials” means any substance regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Law relating to pollution, waste or the environment.

“Illustrative Calculation of Net Working Capital” means the illustrative calculation of Net Working Capital attached hereto as Schedule A to the Accounting Principles.

“Indebtedness” means, with respect to the Company and without duplication, the sum of (a) funded indebtedness for borrowed money, plus (b) obligations evidenced by bonds, notes, debentures or other similar instruments or, in each case and only to the extent drawn by the counterparty thereto, letters of credit or performance bonds, plus (c) the Accrued Income Tax Amount and Sales and Use Tax Amount, plus (d) accrued and unpaid interest, if any, and all make-whole amounts, prepayment penalties, breakage fees and other exit fees paid or payable in the event that any of the foregoing described in clauses (a) and (b) is to be repaid or otherwise discharged, plus (e) any obligation on account of (or for) any (i) outstanding severance obligations, (ii) accrued but unused paid time off or similar leave, and/or (iii) bonus obligations, whether or not such obligations are properly accrued for on the Company’s Financial Statements (including the Company’s portion of any employer-related Taxes related to each of the foregoing clauses (i) through (iii)), plus (f) any obligation of the Company on account of any nonqualified deferred compensation and the portion of any employer contributions due and owing under any defined contribution plans for the portion of the plan year occurring prior to the Closing Date (including, in each case, the Company’s portion of any employer-related Taxes thereto), plus (g) any unfunded or underfunded liabilities under any defined benefit pension or welfare or benefit plan, and/or any obligation on account of any post-retirement benefit (including, in each case, the Company’s portion of any employer-related Taxes thereto), plus (h) the Sales and Use Tax Amount, plus (i) thirty percent (30%) of all obligations owed by the Company to Google LLC and Bing, plus (j) any dividends payable by the Company, plus (k) any amounts due by the Company to LifeMD, plus (l) all guarantees of the obligations of other Persons described in the preceding clauses (a) through (g). For purposes of this Agreement, “Indebtedness” shall expressly exclude all surety bonds, issued but undrawn letters of credit and any of the foregoing items that are included in Current Liabilities or Company Transaction Expenses.

“Indemnitees” means the Purchaser Indemnitees or the Seller Indemnitees, as applicable.

8

“Intellectual Property” means all intellectual property, including all rights associated with or arising out of any of the following in any U.S. and non-U.S. jurisdictions: (a) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals and extensions thereof; (b) trademarks, service marks, logos, slogans, trade dress, trade names and other similar designations of source or origin; (c) copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefore and corresponding rights in works of authorship, including Software; (d) trade secrets, trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (e) all Internet domain names, electronic addresses, uniform resource locators and alphanumeric designations associated therewith; and (f) all applications and registrations for any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Company” (or any formulation herein expressly referencing “knowledge” of the Company) means the actual knowledge of Sean Fitzpatrick, Lisa Bowlin, Justin Schreiber, and Marc Benathen, and the knowledge any such individuals would have acquired after reasonable inquiry.

“Labor Organization” means any labor union, labor organization, workers’ association or works council.

“Law” means any law (including common law), ordinance, writ, statute, treaty, rule, code, regulation or Order enacted or promulgated by any Governmental Authority.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothecation, claim, restriction, encroachment, easement, real property title defect, adverse claim, option, security interest or encumbrance of any kind with respect to such asset. For the avoidance of doubt, the license or other grant of rights with respect to Intellectual Property, in and of itself, shall not be deemed to be a Lien.

“Multiemployer Plan” means each “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Net Working Capital” means the amount equal to: (i) Current Assets minus (ii) Current Liabilities calculated consistent with the Illustrative Calculation of Net Working Capital and determined in a manner consistent with the Accounting Principles.

“Net Working Capital Excess” means the amount (if any) by which the Net Working Capital exceeds the Target Net Working Capital.

9

“Net Working Capital Shortfall” means the amount (if any) by which the Net Working Capital is less than the Target Net Working Capital.

“Office of Incentives” means the Office of Incentives for Businesses in Puerto Rico created pursuant to Section 6011.01 of Act 60-2019, as amended, of the Commonwealth, and its predecessors.

“Open PDF” means Convert787 LLC, a Puerto Rico limited liability company.

“Order” means any order (including any temporary restraining order), decision, judgment, writ, injunction (including any preliminary or permanent injunction), directive, stipulation, decree, award or other determination of or by any Governmental Authority.

“Parent Guarantee” means the guarantee of Purchaser’s obligations under this Agreement executed by Colt Road Holdings LLC, a Delaware limited liability company in favor of Sellers, in the form attached as Exhibit C.

“Permitted Lien” means all: (a) statutory Liens for Taxes or other governmental charges not yet due or payable or that are being contested in good faith by the Company with proper procedures and for which adequate reserves have been made in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Liens incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances or other, similar encumbrances, including those identified on title policies or preliminary title reports, affecting Company Real Property; (d) Liens or other title defects which are not material in amount; (e) matters that would be disclosed by an accurate survey or inspection of real property; (f) Liens that shall be released prior to or as of the Closing; (g) Liens created by or through the Purchaser or any of its Affiliates; (h) Liens with respect to any obligations as lessee under capitalized leases; (i) rights, interests, Liens or titles of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed; and (j) Liens set forth in Section 1.1(b) of the Disclosure Schedule.

“Person” means any individual, corporation, partnership, limited liability company, unlimited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or any other entity, including any Governmental Authority, and including any successor, by merger, amalgamation or otherwise, of any of the foregoing.

“Personal Information” shall mean (a) information about an identified or identifiable individual, including an individual’s combined first and last names, home address, telephone number, email address, social security number, driver’s license number, passport number and credit card number; (b) any information that is regulated or protected by one or more Privacy Laws applicable to the Company; and (c) in each case of (a) and (b), as defined under applicable Law.

“Pre-Closing Portion” shall mean, with respect to any Straddle Period, the portion of such period through the end of the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such taxable period that includes, the Pre-Closing Portion.

10

“PR Code” means the Puerto Rico Internal Revenue Code of 2011, as amended.

“Privacy Laws” shall mean all Laws regarding the privacy, access, exchange, security collection, use, storage, disclosure or other Processing of Personal Information, and all such Laws governing privacy, data security, data or security breach notification, requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling or text messaging, telemarketing, and e-mail marketing).

“Privacy Policy” means the Company’s internal or external privacy policies or guidelines relating to the Processing of Personal Information (e.g., posted privacy policies, notices provided in connection with the Processing of Personal Information).

“Process” or “Processing” or “Processes” means any operation or set of operations that is performed on data or on sets of data including Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, selection, structuring, storage, visualization, adaptation or alteration, retrieval, use, disclosure by transfer, transmission, dissemination, distribution, or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training, or other learning relating to such data or sets of data.

“PRTD” means the Puerto Rico Treasury Department.

“Puerto Rico Tax Decree” means the tax exemption decree issued by the Office of Incentives pursuant to Act 20-2012, as amended, to the Company under Case No. 17-20-S-133, the amendments thereto, and any other related compliance documents.

“Purchase Consideration” means $4,000,000.

“Purchase Price” means the sum of (a) the Final Purchase Price as determined pursuant to Section 2.8 plus (b) any Performance Amount and Activation Amount payable in accordance with the terms of Section 2.9.

“Purchased Interests” means the Company Interests purchased directly by the Purchaser at the Closing.

“Purchaser Indemnitees” means Purchaser and its Affiliates and its and their respective equity holders, Representatives, successors and assigns.

“Purchaser Material Adverse Effect” means any event, development or change that has had, or would reasonably be expected to have, a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement, or that would prevent or impede, interfere with, hinder or materially delay the consummation by the Purchaser of the transactions contemplated hereby.

“Purchaser Transaction Expenses” means any and all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Purchaser and/or its Affiliates in connection with the Acquisition, up to an amount equal to Seven Hundred Eighty-Seven Thousand Five Hundred U.S. Dollars ($787,500.00).

11

“Redeemed Interests” means the Company Interests redeemed by the Company from the Sellers at the Closing.

“Redemption Consideration” means $20,000,000.

“ResumeBuild EBITDA” means net recurring revenue generated by ResumeBuild, less the costs and expenses of the Company associated with advertising for ResumeBuild.

“Reference Time” means 11:59 p.m. Eastern Daylight Time, on the Closing Date.

“Representative” means, with respect to any Person, its officers, directors, managers, employees, Affiliates, financial advisors, attorneys, accountants, actuaries, consultants and other agents, advisors and representatives.

“Restricted Cash” means cash or cash equivalents that are not freely usable by the Company immediately following the Closing because such cash or cash equivalent is subject to restrictions or limitations on use by Law or Contract with respect to the Company (including any cash held in escrow or as a security deposit by third parties), including the amount of the fees, costs, expenses, interest, penalties, reductions, withholdings and Taxes or other levies imposed on, with respect to or related to, the distributing and/or transferring of such cash to, and/or removing any restrictions or limitations on the use of such cash by, the Company.

“Sales and Use Tax Amount” means all outstanding amounts payable by the Company, if any, payable pursuant to voluntary disclosure agreements.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Indemnitees” means the Sellers and their Affiliates and their respective equity holders, Representatives, successors and assigns.

“Seller Material Adverse Effect” means, with respect to any Seller, any event, development or change that has had, or would reasonably be expected to have, a material adverse effect on the ability of such Seller to perform its obligations under this Agreement in a timely manner, or that would prevent or materially impede, interfere with, hinder or delay the consummation by such Seller of the Acquisition hereby.

“Software” means all computer software and code, including source code, object code, development tools, design tools, user interfaces, data, and algorithms.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any: (a) corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly, owned by such Person; and (b) partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such partnership, joint venture, association or other entity.

12

“Target Net Working Capital” means ($5,613,257).

“Tax Representations” means the representations and warranties of the Company contained in Section 3.9 (Taxes).

“Tax Return” means any return, declaration, report, election, notice form, statement, certificate, claim for refund or information return relating to Taxes, filed or required to be filed with any Taxing Authority, including any supplement, schedule or attachment thereto, and including any amendment thereof.

“Taxes” (or “Tax”) means all federal, state, Commonwealth, local, non-U.S. or other taxes of any kind (together with all interest, penalties, fee, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including all income, gross receipts, capital gains, capital stock, sales, use, escheat and unclaimed property, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security, disability, estimated, alternative or add-on minimum, excise, severance, environmental, stamp, occupation, premium, production, property (real or personal), real property gains, recording, rent, inventory, intangible, value added, windfall profits, customs, duties or other taxes, whether disputed or not, and including any interest or penalties thereon and any amount incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, Commonwealth, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise any transferee liability in respect of any and all of the above.

“Taxing Authority” means the IRS and any other U.S., Commonwealth, or non-U.S. Governmental Authority responsible in whole or in part for the imposition, enforcement, administration and/or collection of any Taxes.

“Transfer Taxes” means all transfer Taxes (excluding Taxes measured in whole or in part by gross or net income, however denominated), including sales, use, excise, value-added, conveyance, registration, real estate transfer or recording, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Treasury Regulations” means the then effective temporary and final regulations duly promulgated under the Code.

“U.S.” or “United States” means the United States of America.

13

Article II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale.

(a) Each of the Sellers, the Company and the Purchaser hereby agrees that, upon the terms and subject to the satisfaction or waiver, to the extent not prohibited by applicable Law, of the conditions of this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to the Company the Redeemed Interests, and the Company shall redeem, acquire and accept from the Sellers, all of the Seller’s right and title to, and interest in, the Redeemed Interests, free and clear of all Liens, and the Purchaser shall purchase, acquire and accept from the Sellers, all of the Sellers’ right and title to, and interest in, the Purchased Interests, free and clear of all Liens (such transactions the “Acquisition”).

(b) In consideration for the sale, conveyance, assignment, transfer and delivery of the Company Interests by the Sellers to the Company or the Purchaser, as applicable, upon the terms and subject to the conditions set forth in this Agreement, the Company shall pay to the Seller Representative (on behalf of and for further distribution to the Sellers in accordance with their respective Pro Rata Portions) an aggregate amount in cash equal to the Redemption Consideration and the Purchaser shall pay to the Seller Representative (on behalf of and for further distribution to the Sellers in accordance with their respective Pro Rata Portions) an aggregate amount in cash equal to the Purchase Price minus the Redemption Consideration.

Section 2.2 Purchase Price.

(a) Subject to the adjustments set forth in Section 2.7 and in full consideration for the redemption or purchase, as applicable, of the Company Interests from the Sellers, the Purchaser and the Company shall, at the Closing, pay, or cause to be paid, to the Seller Representative (on behalf of and for further distribution to the Sellers in accordance with their respective Pro Rata Portions) an aggregate amount in cash equal to:

(i) the Base Purchase Price; plus

(ii) the Estimated Net Working Capital Excess, if any; minus

(iii) the Estimated Net Working Capital Shortfall, if any; plus

(iv) the Estimated Cash; minus

(v) the Estimated Closing Date Indebtedness; minus

(vi) the Estimated Company Transaction Expenses

(the resulting amount calculated pursuant to the foregoing clause (i) through clause (vi), the “Estimated Purchase Price”), less the Adjustment Holdback Amount and the Purchaser Transaction Expenses; provided that the Company shall not be required to pay any amounts greater than the Redemption Consideration and the Purchaser shall be responsible for paying any such excess amounts.

14

(b) At the Closing, the Purchaser shall make, or cause to be made, (i) the payments specified in Section 2.6(a) and (ii) on behalf of the Company, the payments specified in Section 2.6(b) and (c). The Estimated Purchase Price and any other amounts due or owing to the Sellers hereunder shall be paid to the Seller Representative (on behalf of and for further distribution to the Sellers in accordance with their respective Pro Rata Portions).

Section 2.3 Closing.

(a) The closing of the purchase and sale of the Company Interests (the “Closing”) shall take place by electronic exchange of documents on the date hereof, or on such other date or at such other time and place as the Seller Representative and the Purchaser may mutually agree in writing. The date on which the Closing actually occurs is referenced herein as the “Closing Date” and the Closing shall be deemed to occur as of the Reference Time. At the Closing, documents and signature pages may be exchanged remotely via electronic exchange (with originals to be delivered to the other party as soon as reasonably practicable after the Closing if requested by such other party).

(b) At the Closing, the parties hereto shall deliver the agreements, certificates, and other instruments and documents required to be delivered by such party at or prior to the Closing pursuant to Section 2.5 and Section 2.6. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously at the Reference Time.

Section 2.4 Deliveries by the Seller Representative Prior to the Closing Date. Prior to the date of this Agreement, the Seller Representative has prepared, or caused to be prepared, and delivered to the Purchaser:

(a) a statement (the “Pre-Closing Statement”), together with reasonable supporting documentation, that sets forth: (i) the Seller Representative’s good faith estimate of the amount of each of: (A) Net Working Capital as of the Reference Time; (B) Net Working Capital Excess as of the Reference Time (the “Estimated Net Working Capital Excess”) or Net Working Capital Shortfall as of the Reference Time (the “Estimated Net Working Capital Shortfall”), as applicable; (C) Cash as of the Reference Time (the “Estimated Cash”); (D) Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”); and (E) Company Transaction Expenses (the “Estimated Company Transaction Expenses”); and (ii) the resulting calculation of the Estimated Purchase Price, in each case, prepared in good faith in accordance with the terms of this Agreement (including the Illustrative Calculation of Net Working Capital), the Accounting Principles and the books and records of the Company; and

(b) a schedule (the “Purchase Price Disbursement Schedule”), based on the Estimated Purchase Price, that sets forth: (i) the amount to be paid to each of the Sellers pursuant to Section 2.2(a) and the account of the Seller Representative to which the total of such amounts shall be wired by the Purchaser to the Seller Representative (on behalf of and for further distribution to the Sellers in accordance with their respective pro rata shares as set forth on the Purchase Price Disbursements Schedule (the “Pro Rata Portions”)); (ii) each Person to which payment of Estimated Closing Date Indebtedness is due, the applicable amount due to such Person and the applicable account(s) to which the funds shall be wired to such Person by the Purchaser on the Closing Date, in each case in accordance with the terms of the Payoff Letters; and (iii) each Person to which payment of an Estimated Company Transaction Expense is due, the applicable amount due to such Person and the applicable account(s) to which the funds shall be wired to such Person by the Purchaser on the Closing Date; provided that any amounts properly treated as wages to a current or former employee of the Company shall be included on the Purchase Price Disbursement Schedule as payable to the Company, and the Company shall promptly pay such amounts to the respective recipients through its payroll system on the next regular payroll date following the Closing, less applicable withholding Taxes. The Sellers acknowledge and agree that the Purchaser shall be entitled to rely upon the information provided in the Purchase Price Disbursement Schedule and that the Sellers shall have no claim against the Purchaser or the Company for any payments calculated and/or made pursuant to the terms of this Agreement in accordance with the information set forth in the Purchase Price Disbursement Schedule.

15

Section 2.5 Deliveries by the Company and the Sellers at the Closing. Prior to or at the Closing, the Sellers or the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser:

(a) assignments of Company Interests duly executed by each Seller and in proper form sufficient to transfer the Company Interests to the Purchaser;

(b) written resignations, effective as of the Closing, of each manager and officer of the Company listed in Section 2.5(b) of the Disclosure Schedule from their position(s) as manager or officer, if requested by Purchaser;

(c) a certificate, in a form satisfactory to Purchaser, signed by the secretary of the Company and dated as of the Closing Date, certifying the Company Organizational Documents;

(d) a good standing certificate with respect to LifeMD issued by the Secretary of State of the State of Delaware, dated as of a date not more than five (5) Business Days prior to the Closing Date;

(e) a good standing certificate with respect to the Company issued by the Commonwealth, dated as of a date not more than five (5) Business Days prior to the Closing Date;

(f) payoff letters, in form and substance reasonably satisfactory to the Purchaser, evidencing the discharge or payment in full of the Closing Date Indebtedness identified in Section 2.5(f) of the Disclosure Schedule (the “Payoff Letters”), in each case duly executed by each holder of such Closing Date Indebtedness, with an agreement to provide termination statements on Form UCC-3, or other appropriate releases following any payoff thereof, which when filed will release and satisfy any and all Liens relating to such Closing Date Indebtedness, together with proper authority to file such termination statements or other releases at and following the Closing;

(g) a properly completed IRS Form W-9 for each Seller, duly executed by such Seller;

(h) evidence of the filing with the Office of Incentives of (i) a request seeking approval for the change of control of the Company under the Puerto Rico Tax Decree in connection with the Acquisition, and (ii) a separate request seeking retroactive approval for the change of control of the Company under the Puerto Rico Tax Decree prior to the Acquisition;

16

(i) consent of the requisite members of the Company, required to consent to the Transactions under the Company Organizational Documents;

(j) a services agreement, in form and substance reasonably satisfactory to the Purchaser, by and between the Company and CloudBoson; and

(k) all other instruments, agreements, certificates and documents required to effect the transfer of Company Interests pursuant to this Agreement, as reasonably requested by Purchaser prior to the Closing.

Section 2.6 Purchaser’s Deliveries at Closing. Prior to or at the Closing (and prior to the delivery of the Company Interests), the Purchaser or the Company, as applicable, shall deliver:

(a) to the specified account of the Seller Representative (for further distribution to the Sellers in accordance with their respective Pro Rata Portions), cash, by wire transfer of immediately available funds, in an aggregate amount equal to the Estimated Purchase Price;

(b) to the specified account(s) of the Person(s), and in the amounts, in each case, specified in the Purchase Price Disbursement Schedule pursuant to Section 2.4(b)(ii), cash, by wire transfer of immediately available funds, in the amount necessary to pay all outstanding Estimated Closing Date Indebtedness;

(c) to the specified account(s) of the Person(s), and in the amounts, in each case, specified in the Purchase Price Disbursement Schedule pursuant to Section 2.4(b)(iii), cash, by wire transfer of immediately available funds, in the amount necessary to pay all outstanding Estimated Company Transaction Expenses;

(d) a good standing certificate with respect to Purchaser issued by the State of Delaware, dated as of a date not more than five (5) Business Days prior to the Closing Date;

(e) the Parent Guarantee; and

(f) all other instruments, agreements, certificates and documents required to effect the Acquisition as reasonably requested by Seller Representative prior to the Closing.

Provided that nothing in this Section 2.6 shall require the Company to pay more than the Redemption Consideration, and the Purchaser shall be responsible for paying any such excess amounts.

Section 2.7 Adjustment Holdback Amount. At the Closing, the Purchaser shall hold back and retain from the Estimated Purchase Price an aggregate amount equal to the Adjustment Holdback Amount, to be used as a source of funds for the satisfaction of any amounts owed to the Purchaser resulting from any adjustment to the amount of the Estimated Purchase Price pursuant to Section 2.8. The disposition of the Adjustment Holdback Amount will be determined as set forth in Section 2.8(e).

17

Section 2.8 Post-Closing Adjustment. The Estimated Purchase Price shall be subject to adjustment following the Closing as provided in this Section 2.8:

(a) As promptly as practicable, but in any event within sixty (60) calendar days after the Closing Date, the Purchaser shall prepare and deliver to the Seller Representative a statement that sets forth: (A) the Purchaser’s good faith calculation of the amount of each of: (1) Net Working Capital as of the Reference Time; (2) Net Working Capital Excess as of the Reference Time or Net Working Capital Shortfall as of the Reference Time, as applicable; (3) Cash as of the Reference Time; (4) Closing Date Indebtedness; and (5) Company Transaction Expenses; and (B) the resulting calculation of the Purchase Price (collectively, the items in the foregoing clause (i) and clause (ii), the “Post-Closing Statement”), including reasonable supporting documentation. The Post-Closing Statement, and the components thereof, shall be in the same form as the Pre-Closing Statement and shall be prepared in good faith in accordance with the terms of this Agreement (including the Illustrative Calculation of Net Working Capital), the Accounting Principles and the books and records of the Company; provided, however, the Post-Closing Statement (and any amounts included therein) shall not give effect to (1) the consummation of the transactions contemplated by this Agreement, including any purchase accounting or any act or omission by the Purchaser or any of its Subsidiaries or the Company taken at or planned to be taken at, after or in connection with the Closing, (2) any payments of cash in respect of the Purchase Price, or any financing transactions in connection therewith, (3) any expense or liability for which the Purchaser is responsible under this Agreement, or (4) any facts or circumstances that are unique or particular to the Purchaser or its Affiliates. For the avoidance of doubt, the calculations and the Estimated Purchase Price adjustment to be made pursuant to this Section 2.8 are only meant to reflect the proper calculation of the Final Purchase Price (and the inputs thereto) in accordance with the terms and conditions of this Agreement. If the Purchaser fails to timely deliver the Post-Closing Statement within such sixty (60) calendar day period, then the Pre-Closing Statement delivered by the Seller Representative to the Purchaser pursuant to Section 2.4 shall be deemed to be conclusive, final and binding on the parties hereto and thus be the Final Closing Statement (as defined herein) and the Estimated Purchase Price reflected therein shall be the Final Purchase Price for purposes of this Agreement.

18

(b) Following receipt of the Post-Closing Statement, the Seller Representative shall have thirty (30) calendar days (the “Review Period”) to review the Post-Closing Statement (including the determination of the Purchase Price). In connection with the review of the Post-Closing Statement, the Purchaser shall give, and shall cause the Company and its Affiliates and Representatives to give, to the Seller Representative reasonable and prompt access to the books, records and other materials of the Company and the personnel of, and work papers prepared by or for, the Purchaser or the Company or their respective accountants and Representatives, including to such historical financial information relating to the Company as the Seller Representative may request, in each case, in order to permit the timely and complete review of the Post-Closing Statement by the Seller Representative in accordance with this Section 2.8(b). If the Seller Representative has accepted the Post-Closing Statement in writing or has not given written notice to the Purchaser setting forth any objection of the Seller Representative to the Post-Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then the Post-Closing Statement (including the Purchase Price reflected therein) shall be final and binding upon the parties. In the event that the Seller Representative delivers a Statement of Objections during the Review Period, each of the Purchaser and the Seller Representative shall use its reasonable efforts to resolve such objections within thirty (30) calendar days following the receipt by the Purchaser of such Statement of Objections (any unresolved objection following such thirty (30)-calendar day period, a “Dispute”). After such thirty (30)-calendar day period, any item or matter that is not a Dispute shall become final and binding, unless the resolution of any item or matter objected to in the Statement of Objections affects any such aspect, or presupposes the inaccuracy of any such aspect, in which case such aspect shall, notwithstanding the failure to dispute such aspect in the Statement of Objections, be considered disputed in the Statement of Objections. If the Purchaser and the Seller Representative are unable to resolve all objections during such thirty (30)-calendar day period, then either Purchaser or the Seller Representative may submit any remaining Disputes, and only such remaining Disputes, to Duff & Phelps for resolution or, if Duff & Phelps is not available for such engagement or at the time of such proposed engagement is no longer independent, such other nationally recognized independent certified public accounting firm reasonably agreed to by the Purchaser and the Seller Representative (the “Settlement Accountant”). The Purchaser and the Seller Representative agree to execute, if requested by the Settlement Accountant, a reasonable engagement letter, including customary indemnities in favor of the Settlement Accountant. If the Purchaser and the Seller Representative cannot agree on an accounting firm within thirty (30) calendar days of determining that a Settlement Accountant other than the firm contemplated by the preceding sentence is needed, then the Seller Representative and/or the Purchaser may submit a request to the American Arbitration Association requesting appointment of a nationally recognized independent certified public accounting firm to serve as the Settlement Accountant. The Settlement Accountant shall be instructed to resolve any such remaining Disputes based solely on the terms of this Agreement (including the Illustrative Calculation of Net Working Capital), the Accounting Principles, and the written materials provided by the parties hereto to the Settlement Accountant, and not pursuant to an independent review, within sixty (60) calendar days after its appointment. The resolution of such Disputes by the Settlement Accountant shall: (i) be set forth in writing; (ii) be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Seller Representative in the Statement of Objections and by the Purchaser in the Post-Closing Statement; (iii) be made with reference only to the line items shown on the Post-Closing Statement; (iv) be based solely on the applicable provisions of this Agreement, including the Illustrative Calculation of Net Working Capital and the definitions contained herein, and the supporting material and information provided by the Purchaser and the Seller Representative in accordance with the terms and procedures set forth in this Section 2.8; (v) constitute an expert determination (and, for the avoidance of doubt, not an arbitral award); and (vi) be final, conclusive and binding upon all of the parties hereto, absent manifest error, upon which a judgment may be rendered by a court of competent jurisdiction. The Post-Closing Statement, as modified in accordance with such resolution by the Settlement Accountant, shall become final, conclusive and binding on the parties hereto, absent manifest error. During the review by the Settlement Accountant, the Purchaser and the Seller Representative and their respective accountants shall each make available to the Settlement Accountant interviews with such individuals, and such information, books and records and work papers as may be reasonably required by the Settlement Accountant to fulfill its obligations pursuant to this Section 2.8(b); provided, however, that the accountants of each of the Purchaser, the Seller Representative and the Company shall not be obligated to make any work papers available to the Settlement Accountant except in accordance with such accountants’ normal disclosure procedures and then only after the Settlement Accountant has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. Each of the Purchaser and the Seller Representative agrees that it shall not have any right to, and shall not, institute any Action of any kind challenging such determination by the Settlement Accountant unless and only to the extent it contains a manifest error. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Settlement Accountant shall be an expert and not an arbitrator.

19

(c) All fees and expenses of the Settlement Accountant incurred pursuant to this Section 2.8 shall be borne by the Purchaser, on the one hand, and the Sellers, on the other hand, in proportion to the final allocation made by the Settlement Accountant of the disputed items weighted in relation to the claims made by the Seller Representative and the Purchaser, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if the Seller Representative claims that the appropriate adjustments are $1,000.00 greater than the amount determined by the Purchaser and if the Settlement Accountant ultimately resolves the Dispute by awarding to the Seller Representative $300.00 of the $1,000.00 contested, then the fees, costs and expenses of the Settlement Accountant shall be allocated thirty percent (30%) (i.e., 300 divided by 1,000) to the Purchaser and seventy percent (70%) (i.e., 700 divided by 1,000) to the Sellers.

(d) The Post-Closing Statement, as prepared and determined pursuant to Section 2.8(a) and Section 2.8(b), shall be deemed final and binding for all purposes of this Agreement upon the earliest of: (i) Purchaser’s failure to deliver a Post-Closing Statement within sixty (60) calendar days after the Closing Date; (ii) the failure of the Seller Representative to deliver a Statement of Objections to the Purchaser prior to the expiration of the Review Period; (iii) the resolution of all Disputes pursuant to Section 2.8(b) by the Seller Representative and the Purchaser (with or without agreed changes thereto, as so mutually determined by the parties); and (iv) the resolution of all Disputes pursuant to Section 2.8(b) by the Settlement Accountant. For purposes of this Agreement, the “Final Closing Statement” means the Post-Closing Statement, as finally determined (including by modification or adjustment) pursuant to the terms and conditions of this Section 2.8 and the “Final Purchase Price” equals the result of: Base Purchase Price; plus the Net Working Capital Excess, if any; minus the Net Working Capital Shortfall, if any; plus Cash, minus Closing Date Indebtedness, and minus Company Transaction Expenses, as all such components are set forth on the Final Closing Statement.

(e) If the Final Purchase Price exceeds the Estimated Purchase Price (such excess amount, the “Seller Adjustment Amount”), then the Purchaser shall pay, or cause to be paid, by wire transfer of immediately available funds to the Seller Representative (on behalf of and for further distribution to the Sellers in accordance with their respective Pro Rata Portions) the sum of (y) the Seller Adjustment Amount plus (z) the Adjustment Holdback Amount. If the Estimated Purchase Price exceeds the Final Purchase Price (such excess amount, the “Purchaser Adjustment Amount”), then the Purchaser Adjustment Amount shall be paid first out of the Adjustment Holdback Amount and, if the Adjustment Holdback Amount is less than or equal to the Purchaser Adjustment Amount, then the Purchaser shall be entitled to the full amount of the Adjustment Holdback Amount. In the event the Adjustment Holdback Amount is insufficient to cover the Purchaser Adjustment Amount, then the Sellers (in accordance with their respective Pro Rata Portions) shall pay any such shortfall not covered by the remaining Adjustment Holdback Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by the Purchaser prior to such payment date. In the event the Adjustment Holdback Amount exceeds the amount of the Purchaser Adjustment Amount, then the Purchaser shall pay, or cause to be paid, by wire transfer of immediately available funds to the Seller Representative (on behalf of and for further distribution to the Sellers in accordance with their respective Pro Rata Portions) the amount of such excess. Any payment pursuant to this Section 2.8(e) shall be made within three (3) Business Days after the Final Closing Statement and the Final Purchase Price have been determined pursuant to Section 2.8(d). If any Seller shall not have satisfied any amount owed by such Seller to Purchaser under this Section 2.8(e), then the Purchaser may offset any future amount owed to such Sellers under this Agreement by such amount owed. For the avoidance of doubt, payment of the: (i) Seller Adjustment Amount, if any, in accordance with the wiring instructions provided by the Seller Representative, shall constitute full satisfaction of any obligation of the Purchaser to make such payment to the Sellers; and (ii) the Purchaser Adjustment Amount, if any, through a release of the Adjustment Holdback Amount shall constitute full satisfaction of any obligation of the Sellers to make such payment to the Purchaser. The parties hereto shall treat all payments made pursuant to this Section 2.8(e) as adjustments to the Purchase Price (including the Redemption Consideration or the Purchase Consideration, as applicable) for Tax purposes to the maximum extent permitted by applicable Law.

20

(f) Each of the Purchaser, the Company, the Sellers and the Seller Representative acknowledges and agrees that the Purchase Price adjustment provisions set forth in this Section 2.8 shall be the sole and exclusive remedy of the Purchaser, the Company, and the Sellers with respect to (i) determining whether or not any adjustment would be made to the Purchase Price pursuant to this Section 2.8 (whether or not any such adjustment was, in fact, made), (ii) determining the amount of any such adjustment, and/or (iii) any other claims relating to any of the components of the Purchase Price.

Section 2.9 Performance Amount.

(a) Commencing January 1, 2026 and ending on and including the third (3rd) anniversary of such date (the “Performance Period”), the Sellers shall be entitled to receive from the Company and/or the Purchaser, as applicable, up to Twenty-six Million U.S. Dollars ($26,000,000.00) (the “Performance Amount”), subject to and upon the satisfaction of the following:

(i) If the sum of (x) Company Adjusted EBITDA and (y) ResumeBuild EBITDA, as calculated for a full Fiscal Quarter exceeds Six Million Two Hundred Fifty Thousand U.S. Dollars ($6,250,000.00) for each of two (2) consecutive Fiscal Quarters, Purchaser shall pay, or cause to be paid, to the Seller Representative (on behalf of and for further distribution to the Sellers in accordance with their respective Pro Rata Portions) Thirteen Million U.S. Dollars ($13,000,000.00) of the Performance Amount; and

(ii) If the sum of (x) Company Adjusted EBITDA and (y) Resume Build EBITDA, as calculated on a trailing twelve (12) month basis exceeds Twenty Million U.S. Dollars ($20,000,000.00) for three (3) consecutive Fiscal Quarters, Purchaser shall pay, or cause to be paid, to the Seller Representative (on behalf of and for further distribution to the Sellers in accordance with their respective Pro Rata Portions) Thirteen Million U.S. Dollars ($13,000,000.00) of the Performance Amount.

21

(iii) A sample calculation of Company Adjusted EBITDA and ResumeBuild EBITDA is attached as Exhibit B.

(b) During the Performance Period, within forty-five (45) calendar days after the end of each Fiscal Quarter, the Purchaser shall provide to the Seller Representative an unaudited statement setting forth in reasonable detail its good faith determination of the quarterly and trailing twelve (12) month Company Adjusted EBITDA and ResumeBuild EBITDA for such Fiscal Quarter (the “Performance Measurement Statement”) and, if applicable, the portion of the Performance Amount then payable to Sellers. The Purchaser shall provide the Seller Representative with reasonable source information used to produce the Performance Measurement Statement for the respective Fiscal Quarter. The Seller Representative shall have thirty (30) calendar days after receipt of a Performance Measurement Statement (each such period, a “Performance Review Period”) to review such Performance Measurement Statement. Prior to the end of the Performance Review Period, the Seller Representative may deliver to the Purchaser a written statement (an “Objection”) describing the Seller Representative’s specific objections to any amount(s) set forth in the applicable Performance Measurement Statement. If the Seller Representative does not raise any Objection within the Performance Review Period, the Performance Measurement Statement for such Fiscal Quarter will become final and binding on the parties. If the Seller Representative does deliver an Objection within the Performance Review Period, each of the Purchaser and the Seller Representative shall use its reasonable efforts to resolve the objections set forth therein within thirty (30) calendar days following the receipt by the Purchaser of such Objection (any unresolved objection following such thirty (30)-calendar day period, a “Performance Dispute”). After such thirty (30)-calendar day period, any item or matter that is not a Performance Dispute shall become final and binding, unless the resolution of any item or matter objected to in the Objection affects any such aspect, or presupposes the inaccuracy of any such aspect, in which case such aspect shall, notwithstanding the failure to dispute such aspect in the Objection, be considered disputed in the Objection. If the Purchaser and the Seller Representative are unable to resolve all objections during such thirty (30)-calendar day period, then either Purchaser or the Seller Representative may submit any remaining Performance Disputes, and only such remaining Performance Disputes, to the Settlement Accountant for resolution pursuant to the terms of Section 2.8(b), mutatis mutandis. All fees and expenses of the Settlement Accountant incurred pursuant to this Section 2.9(b) shall be borne by Purchaser, on the one hand, and Sellers, on the other hand, in proportion to the final allocation made by the Settlement Accountant of the dispute items weighted in relation to the claims made by the Seller Representative and Purchaser, such that the prevailing party pays the lesser portion of such fees and expenses.

(c) Once finally determined pursuant to Section 2.9(b), payment of any portion of the Performance Amount that is due and owing shall be made within twenty (20) calendar days following such final determination by or on behalf of Purchaser by wire transfer of immediately available funds to the Seller Representative (on behalf of and for further distribution to the Sellers in accordance with their Pro Rata Portions), provided that, with respect to the portion of the Performance Amount otherwise due and payable to any Seller, such amount shall be paid as follows: (i) first, if applicable, the Purchaser shall retain a portion or all of such amount otherwise due to such Seller to satisfy any Adjudicated Amount; then (ii) second, the remaining Performance Amount otherwise due to such Seller shall be paid to the Seller Representative (on behalf of and for further distribution to such Seller).

22

(d) Commencing on the Closing Date and ending on and including the calendar day that is twelve (12) months after the Closing Date (such date, the “Measurement Date” and such period the “Activation Period”), the Sellers shall be entitled to receive from the Company and/or the Purchaser, as applicable, Two Million U.S. Dollars ($2,000,000.00) (the “Activation Amount”), subject to and upon the satisfaction of the following:

(i) If the number of Company Activated Subscribers as of the Measurement Date exceeds the number of Company Activated Subscribers as of the Closing Date by at least Forty Thousand (40,000), Purchaser shall pay, or cause to be paid, to the Seller Representative (on behalf of and for further distribution to the Sellers in accordance with their respective Pro Rata Portions) Two Million U.S. Dollars ($2,000,000.00) of the Activation Amount.

(e) Within forty-five (45) calendar days after the Measurement Date, the Purchaser shall provide to the Seller Representative an unaudited statement setting forth in reasonable detail its good faith determination of the Company Activated Subscribers as of the Measurement Date (the “Activation Measurement Statement”) and, if applicable, whether the Activation Amount is payable to Sellers. The Purchaser shall provide the Seller Representative with reasonable source information used to produce the Activation Measurement Statement. The Seller Representative shall have thirty (30) calendar days after receipt of a Activation Measurement Statement (the “Activation Review Period”) to review such Activation Measurement Statement. Prior to the end of the Activation Review Period, the Seller Representative may deliver to the Purchaser a written statement (an “Activation Objection”) describing the Seller Representative’s specific objections to the number of Company Activated Subscribers set forth in the Activation Measurement Statement. If the Seller Representative does not raise any Activation Objection within the Activation Review Period, the Activation Measurement Statement will become final and binding on the parties. If the Seller Representative does deliver an Activation Objection within the Activation Review Period, each of the Purchaser and the Seller Representative shall use its reasonable efforts to resolve the objections set forth therein within thirty (30) calendar days following the receipt by the Purchaser of such Activation Objection (any unresolved objection following such thirty (30)-calendar day period, an “Activation Dispute”). After such thirty (30)-calendar day period, any item or matter that is not an Activation Dispute shall become final and binding, unless the resolution of any item or matter objected to in the Activation Objection affects any such aspect, or presupposes the inaccuracy of any such aspect, in which case such aspect shall, notwithstanding the failure to dispute such aspect in the Activation Objection, be considered disputed in the Activation Objection. If the Purchaser and the Seller Representative are unable to resolve all objections during such thirty (30)-calendar day period, then either Purchaser or the Seller Representative may submit any remaining Activation Disputes, and only such remaining Activation Disputes, to the Settlement Accountant for resolution pursuant to the terms of Section 2.8(b), mutatis mutandis. All fees and expenses of the Settlement Accountant incurred pursuant to this Section 2.9(e) shall be borne by Purchaser, on the one hand, and Sellers, on the other hand, in proportion to the final allocation made by the Settlement Accountant of the dispute items weighted in relation to the claims made by the Seller Representative and Purchaser, such that the prevailing party pays the lesser portion of such fees and expenses.

23

(f) Once finally determined pursuant to Section 2.9(e), payment of the Activation Amount that is due and owing shall be made within twenty (20) calendar days following such final determination by or on behalf of Purchaser by wire transfer of immediately available funds to the Seller Representative (on behalf of and for further distribution to the Sellers in accordance with their Pro Rata Portions), provided that, with respect to the portion of the Activation Amount otherwise due and payable to any Seller, such amount shall be paid as follows: (i) first, if applicable, the Purchaser shall retain a portion or all of such amount otherwise due to such Seller to satisfy any Adjudicated Amount; then (ii) second, the remaining Activation Amount otherwise due to such Seller shall be paid to the Seller Representative (on behalf of and for further distribution to such Seller).

(g) Each Seller acknowledges that, except for the express obligations of Purchaser set forth in the following provisions of this Section 2.9(g): (i) the provisions of this Section 2.9 shall not in any way restrict or limit the manner in which the Company and its assets are owned, controlled, managed, or otherwise operated from and after the Closing; (ii) the operation of the business of the Company following the Closing by Purchaser and/or Purchaser’s Affiliates may impact the achievement of all or any portion of the Performance Amount or the achievement of the Activation Amount; (iii) the right to receive all or any portion of the Performance Amount or the right to receive the Activation Amount shall not be represented by a certificate or other instrument; (iv) from and after the Closing, the Purchaser and/or Purchaser’s Affiliates have the power to control the business of the Company as they may deem appropriate and in the best overall interests of the Company and its business, the Purchaser and/or Purchaser’s Affiliates, and (v) nothing in this Agreement creates a fiduciary or other similar duty on the part of the Purchaser to the Sellers in respect of the Performance Amount or Activation Amount; provided, however, that, notwithstanding the forgoing, at all times during the Performance Period or Activation Period, the Purchaser agrees that it will: (A) not take (or omit to take) any action with the intent or purpose of reducing, eliminating or avoiding any payment of the Performance Amount or Activation Amount under this Section 2.9; (B) maintain separate accounting books and records with respect to the business and operations of the Company as of the Closing Date, in order to allow for the calculation and review of the Company Adjusted EBITDA, Company Activated Subscribers, and other related amounts in accordance with this Section 2.9; (C) except as provided below in Section 2.9(k), not dispose of any material assets of the Company other than in the ordinary course of the Business as it is conducted as of the Closing Date; and (D) not abandon or discontinue any lines of business of the Company existing as of the Closing Date.

(h) Each Seller acknowledges that the right to receive payment of any portion of the Performance Amount or the right to receive payment of the Activation Amount pursuant to this Agreement, if any, is personal to such Seller, respectively and may not be sold, transferred, assigned or pledged, in whole or in part, by such Seller. The Purchaser acknowledges that its obligation to pay each portion of the Performance Amount in accordance with this Section 2.9 is an independent obligation of the Purchaser and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to the other portion of the Performance Amount.

(i) In the event that after the Closing Date there occurs a Change of Control of the Purchaser, the succeeding controlling Person shall assume in writing the obligations of the Purchaser under this Section 2.9 and each Seller shall be a third party beneficiary of such assumption.

24

(j) The parties agree to treat the Performance Amount and Activation Amount as part of the Purchase Price (including the Redemption Consideration or the Purchase Consideration, as applicable) for Tax purposes unless otherwise required by any applicable Taxing Authority including pursuant to Section 483 of the Code.

(k) Notwithstanding the limitations imposed on the Purchaser by Section 2.9(g) above, the Sellers and the Purchaser agree that the Company may market for sale the assets of ResumeBuild during the Performance Period or Activation Period. If the Company consummates a sale of ResumeBuild prior to the completion of the Activation Period, then the Sellers and the Purchaser agree that the number of Company Activated Subscribers related to ResumeBuild as of the Measurement Date shall be the greater of (x) 3,513 and (y) the number of Company Activated Subscribers of ResumeBuild as of the consummation of the sale of ResumeBuild. If the Company consummates a sale of ResumeBuild prior to the completion of the Performance Period, then the Sellers and the Purchaser agree that, for purposes of calculating the Performance Amount at the end of the Performance Period, Company Adjusted EBITDA shall include (x) ResumeBuild EBITDA (as defined herein) plus (y) an additional amount equal to $22,129.34 per month (commencing from the month following the consummation of the sale of ResumeBuild) through the completion of the Performance Period. For purposes of this Agreement, “ResumeBuild EBITDA” means net recurring revenue of ResumeBuild, less the amount spent on advertising for ResumeBuild.

Section 2.10 Withholding. The Purchaser or the Company and/or their designated payroll agent, as the case may be, shall deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under any applicable Tax Laws. Except to the extent that such obligation to withhold or deduct is attributable to amounts treated as compensation, the Purchaser shall use commercially reasonable efforts to provide the applicable payee with a written notice of the applicable payor’s intention to deduct or withhold as soon as reasonably practicable prior to such withholding or deduction, indicating (a) the amount to be withheld or deducted with respect to such applicable payee and (b) the relevant provisions of the Code (or other applicable Tax Law) requiring such withholding or deduction, and prior to any such withholding, the Purchaser and the Company shall, and shall cause their designated payroll agent, if applicable, to, use commercially reasonable efforts to cooperate with the applicable payee to minimize any such withholding. Amounts so deducted and withheld shall be paid over to or deposited with the relevant Taxing Authority in accordance with applicable Tax Laws. All amounts so withheld by the Purchaser, the Company and/or their designated payroll agent, as the case may be, and so paid over to or deposited with the relevant Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction, withholding, payment, and deposit was made. Notwithstanding anything to the contrary herein, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement shall be payable in accordance with the applicable payroll procedures of the Company.

25

Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as qualified or supplemented by the Disclosure Schedule (as contemplated by Section 8.3), the Sellers represent and warrant to the Purchaser as follows:

Section 3.1 Organization and Qualification.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the Commonwealth of Puerto Rico.

(b) The Company is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of each jurisdiction in which the conduct of its business, or the character of the properties owned or leased by it, requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has full corporate power and authority to own, operate or lease all of the properties and assets that it owns, operates or leases and to carry on its business as it is being conducted as of the Closing Date. There is no pending or threatened Action for the dissolution or liquidation of the Company.

(c) The Sellers have delivered to the Purchaser, true, correct and complete copies of the certificate of formation, certificate of organization, and operating agreement of the Company, including any amendments thereto (collectively, the “Company Organizational Documents”).

Section 3.2 Capitalization. Section 3.2 of the Disclosure Schedule contains a true and correct list of all of the authorized, issued and outstanding equity interests of the Company, including the Company Interests. The issued and outstanding equity interests constitute all of the equity interests of the Company, all of which are duly authorized, fully paid, and validly issued, and are owned of record and beneficially by the equityholders set forth on Section 3.2 of the Disclosure Schedule, free and clear of all encumbrances except for any restriction on transfer pursuant to applicable securities Laws. There are no: (a) outstanding or authorized securities convertible or exchangeable into equity interests of the Company; (b) options, warrants, profits interests, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell any of its equity interests; (c) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its equity interests; or (d) outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. None of the Company Interests were issued in violation of any agreement, arrangement or commitment by which the Company is party or to which it is subject. Upon consummation of the Acquisition, the Purchaser shall own all of the Company Interests, free and clear of all encumbrances.

Section 3.3 Subsidiaries. Except as set forth on Section 3.3 of the Disclosure Schedule, the Company does not own, or have any capital stock or other equity, ownership or profit sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interest in any other Person.

Section 3.4 Authorization; Enforceability. The Company has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all requisite action on the part of the Company. This Agreement and all agreements and documents contemplated hereby to be executed and delivered by the Company have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of the Company hereunder and thereunder, as applicable, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (such limitations, the “Bankruptcy Limitations”).

26

Section 3.5 Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement by the Company, or the other agreements and documents contemplated hereby to be executed and delivered by the Company, nor the consummation by the Company of the transactions contemplated herein or therein, nor compliance by the Company with any of its obligations hereunder or thereunder, shall: (i) conflict with or result in a breach of any provisions of the Company Organizational Documents; (ii) require the consent of, or notice to, any Person under, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to any Company Contract (as hereinafter defined) or any material Permit; (iii) result in the creation or imposition of any Lien upon any material property or assets of the Company pursuant to any Company Contract; or (iv) violate in any material respect any Law or Order applicable to the Company or any of its material properties or assets.

(b) No consent, approval, Permit, Order or authorization of, or registration, filing with or notice to, any Governmental Authority is required to be obtained by or with respect to the Company in connection with its execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby.

Section 3.6 Financial Statements.

(a) Section 3.6 of the Disclosure Schedule includes complete copies of the Company’s (a) audited balance sheet as of December 31, 2023, (b) unaudited balance sheet as of December 31, 2024, (c) unaudited statement of income, statement of changes in shareholders’ equity and statement of cash flows as of and for the fiscal years ended December 31, 2024 and 2023 and (d) unaudited balance sheet as of June 30, 2025 (the “Company Balance Sheet”) and the related unaudited statement of income, statement of changes in shareholders’ equity and statement of cash flows for the three-month period then ended (the “Interim Financial Statements”) (collectively, the “Financial Statements”). The Financial Statements (i) were prepared in all material respects in accordance with GAAP (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes), and (ii) present fairly in all material respects the financial position of the Company as of their respective dates, and the results of the Company’s operations and cash flows for the periods presented therein.

(b) The Company maintains a system of internal accounting controls reasonably appropriate for the size and industry in which it operates, reasonably sufficient to provide assurance that transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP in all material respects. To the Knowledge of the Company, there has not been in the last three (3) years (i) any significant deficiency in the system of internal accounting controls used by the Company, (ii) any fraud or other material accounting wrongdoing that involves any of the management of the Company or other employees who have a role in the preparation of financial statements or the internal accounting controls used by the Company, or (iii) any claim or allegation regarding any of the foregoing.

27

Section 3.7 Absence of Certain Changes or Events. Except as contemplated by the Agreement or set forth in Section 3.7 of the Disclosure Schedule, since December 31, 2024, the Company has carried on and operated its business in the ordinary course of business consistent with past practice and there have not occurred:

(a) any events, series of events, occurrences, conditions that, individually or in the aggregate, have had or would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) any amendment of any Company Organizational Document;

(c) any split, combination or reclassification of any shares of Company capital stock;

(d) any issuance, sale or other disposition of any of Company capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Company capital stock;

(e) any declaration or payment of any dividends or distributions on or in respect of any Company capital stock or redemption, purchase or acquisition of Company capital stock;

(f) any material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money in excess of $100,000, except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(i) any transfer, assignment, sale or disposition of any of the assets shown or reflected in the Financial Statements and valued in excess of $100,000, or cancellation of any Company debts or entitlements in excess of $100,000, in each case other than in the ordinary course of business consistent with past practice;

28

(j) any material damage, destruction or loss (whether or not covered by insurance) to Company property valued in excess of $100,000;

(k) any capital investment in, or loan to, any Person by the Company;

(l) any acceleration, termination, material modification to or cancellation of any material Company Contract;

(m) any capital expenditure by the Company in excess of $100,000;

(n) any imposition of any encumbrance upon Company properties, capital stock or assets, tangible or intangible, that are valued in excess of $100,000;

(o) any entry by the Company into a new line of business or abandonment or discontinuance of existing lines of business;

(p) any adoption by the Company of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q) any purchase, lease or other acquisition by the Company of the right to own, use or lease any property or assets valued in excess of $100,000, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(r) any acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof by the Company;

(s) any (i) material Tax election, amendment to any Tax Return or any position on any Tax Return that is inconsistent with past practices; (ii) material change to any method of Tax accounting; (iii) settlement or compromise of any material claim or assessment in respect of Taxes; (iv) entry into any contract or agreement with a Governmental Authority in respect of Taxes (including a “closing agreement” under Section 7121 of the Code or Section 6051.07 of the PR Code); (v) initiation of any voluntary Tax disclosure or Tax amnesty or similar filings with any Governmental Authority; (vi) surrender of a right to a material Tax refund; or (vii) consent to extend or waive the limitation period applicable to any claim or assessment in respect of material Taxes;

(t) any (i) grant of severance, continuation or termination pay, transaction bonus, retention bonus, stay bonus, equity or equity-based incentive or other similar payments to any Business Employee; (ii) employment, consulting, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any Business Employee who has target annual cash compensation of at least $100,000; (iii) increase in, or material amendment to the terms of, the compensation, bonus or other benefits payable or provided or potentially payable or provided to any Business Employee who has target annual cash compensation of at least $100,000; or (iv) establishment, adoption, amendment, modification or termination of any Employee Benefit Plan (or any plan, program, policy, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof), or material communication to any Person regarding any such amendment or modification to an Employee Benefit Plan after the Closing Date; or

29

(u) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.8 Litigation.

(a) There is no Action pending or, to the Knowledge of the Company, threatened: (i) against or by the Company or against any of its material properties or assets or, to the Knowledge of the Company, any of its managers, officers or employees (in their capacity as such); or (ii) against or by the Company that challenges or seeks to prevent, enjoin or otherwise materially delay the Acquisition. The Company does not have any plan to initiate any Action against another Person.

(b) There are no Orders and no unsatisfied judgments, penalties or awards granted by a Governmental Authority against or affecting the Company or any of its properties or assets.

Section 3.9 Taxes.

(a) The Company has duly and timely: (i) filed (taking into account any extension of time within which to file) with the appropriate Taxing Authority all income and all other Tax Returns required to have been filed by the Company, and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws; and (ii) paid all material amounts of Taxes (whether or not shown as due on such Tax Returns).

(b) Adequate reserves and accruals have been established to provide for the payment of all Taxes which are not yet due and payable with respect to the Company.

(c) The Company has: (i) withheld, deducted and collected all amounts required by Law to be withheld, deducted or collected, including sales, use, and value-added Taxes and amounts required to be withheld or deducted for Taxes of employees, independent contractors, service providers, creditors, stockholders (including the Sellers) or other third parties, and, to the extent required, timely paid over all such amounts to the proper Governmental Authorities; and (ii) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of material Taxes on sales or similar transactions as to which the Company would otherwise have been obligated to collect or withhold such Taxes.

(d) The Company is not currently the beneficiary of any extension of time within which to file any income or other material Tax Return or pay any Tax.

(e) The Company has neither executed nor entered into any ruling or agreement with any Taxing Authority regarding Taxes (including any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings) nor has the Company agreed to make any adjustment to its income or deductions pursuant to a change in its method of accounting.

30

(f) The Company has complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(g) No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any Taxing Authority against the Company in writing that has not been paid, settled or otherwise resolved. There is no proceeding or audit now pending or proposed in writing by a Taxing Authority against the Company or related to the Company with respect to any Taxes, or to the Knowledge of the Company, threatened by any Taxing Authority. The Company has not been notified by any Taxing Authority that any issues have been raised with respect to any Tax Returns. There has not been an examination or written notice of potential examination of the Tax Returns files and served with respect to the Company by any Taxing Authority.

(h) Except for Permitted Liens, there are no Liens for Taxes on any of the assets of the Company.

(i) No written claim has been made by a Taxing Authority of a jurisdiction where the Company has not filed Tax Returns claiming that the Company is subject to taxation by that jurisdiction or is required to file Tax Returns in respect of such type of Tax in that jurisdiction.

(j) The Company is not a party to any Tax sharing, Tax allocation or similar agreement with any other Person other than any such agreement entered into in the ordinary course of business for which Taxes are not the principal subject matter.

(k) The Company does not have any liabilities for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, Commonwealth, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(l) The Company is not nor has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which the Company was the common parent).

(m) The Company has not made an election pursuant to Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C.

(n) The Company has not participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4.

31

(o) Neither the Company nor Purchaser or any of its Affiliates will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period, (ii) use of the cash method, modified cash method, or modified accrual method or an improper method of accounting for a Pre-Closing Tax Period, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, Commonwealth, local or foreign Law) executed on or before the Closing Date, (iv) installment sale or open transaction disposition made on or before the Closing Date, (v) prepaid amount received or deferred revenue accrued on or before the Closing Date, (vi) intercompany transaction entered into before the Closing Date or excess loss account as in existence immediately before the Closing Date as described in Section 1502 of the Code (or any corresponding or similar provision of state, Commonwealth, local or non-U.S. Law), or (vii) income inclusion pursuant to Section 951 or Section 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) in a Pre-Closing Tax Period.

(p) The Company has not (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) received or claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, (iii) deferred any payroll Tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the CARES Act, or (iv) sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. The Company has appropriately reported into taxable income and accounted for the tax treatment of any relief or payments provided under the Families First Coronavirus Response Act or the CARES Act.

(q) The Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transactions contemplated by this Agreement.

(r) The Company has properly collected and remitted all sales, value added and similar Taxes with respect to sales or leases made or services provided to its customers and has complied in all material respects with requirements to receive and retain appropriate Tax exemption certificates or other documentation for all such sales, leases, or other services made without charging or remitting sales or similar Taxes that qualify as exempt from sales and similar Taxes.

(s) No power of attorney with respect to any Tax matter is currently in force with respect to the Company that would, in any manner, bind, obligate, or restrict the Purchaser, Company or any Affiliate thereof.

(t) Section 3.9(t) of the Disclosure Schedule sets forth a complete and accurate list of all of the state and local Tax jurisdictions for which the Company (i) has initiated (or will initiate) a “voluntary disclosure agreements” or other similar program with the applicable Taxing Authority with respect to any sales and use Tax and (ii) intends to file a sales and use Tax Return with respect to any Pre-Closing Tax Period in a jurisdiction in which the Company has not previously filed such Tax Returns.

32

(u) The Company is, and at all times since formation has been, treated as a corporation for U.S. federal income Tax purposes and Puerto Rico Tax purposes.

(v) The Company is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code.

(w) The Company is not, and never has been, a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

(x) The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or fixed place of business in any country other than its place of incorporation.

(y) The Puerto Rico Tax Decree is effective and in good standing.

(z) Sellers have no knowledge of any event or circumstance related to the Sellers or the Company that could reasonably be expected to prevent or delay the approval of the change of control for Puerto Rico Tax purposes.

(aa) The Puerto Rico Tax Decree accurately describes the “Eligible Service” conducted by the Company (as such term is defined in Act 20-2012), and the Company conducts such activity as described in the application for said Puerto Rico Tax Decree.

(bb)   The Company is in compliance with the requirements of the Puerto Rico Tax Decree and Act 20-2012, and none of the Sellers nor the Company has received any written notice or communication to the effect that there has been an alleged failure to comply with the Company’s obligations in connection with the Puerto Rico Tax Decree and/or that a procedure to consider the revocation of the Puerto Rico Tax Decree will commence or has commenced.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Schedule sets forth a complete and accurate list of each material Employee Benefit Plan. The Company has provided to the Purchaser as of the date hereof a true, correct and complete copy of each such Employee Benefit Plan and any amendment thereto (including a written description of the material terms thereof for any unwritten Employee Benefit Plan).

(b) Each Employee Benefit Plan (and each related trust, insurance Contract, and fund) has been established, funded administered, and operated in material compliance with its terms and applicable Laws, including ERISA, the Code, and/or the PR Code, as applicable and to the Knowledge of the Company, there has not been any default or violation.

(c) All contributions, deferrals, premiums and benefit payments under the Employee Benefit Plans that are required to have been made as of the Closing under applicable Law or the terms of such Employee Benefit Plans will have been (or will be) timely made under the terms of Applicable Laws or have been reflected on the balance sheet included with the Interim Financial Statements. All required withholdings, reports, notices and descriptions (including Form 5500 annual reports, informative returns, summary annual reports and summary plan descriptions) have been timely filed and distributed with respect to each Employee Benefit Plan in accordance with the requirements of ERISA, the Code, and/or the PR Code.

33

(d) With respect to each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and/or Section 1081.01(a) of the PR Code (to the extent there are Puerto Rico resident employees): (i) each such Employee Benefit Plan has received a favorable determination letter from the IRS and/or the PRTD, as applicable. with respect to its qualification and are so qualified and comply with all requirements for qualification under Section 401(a) of the Code and/or Section 1081.01(a) of the PR Code; (ii) the trusts maintained thereunder are exempt from taxation pursuant to Section 501(a) of the Code and/or Section 1081.01(a) of the PR Code; and (iii) to the Knowledge of the Company, no event or condition has occurred that could result in disqualification or adversely affect such exemption or trust exempt status.

(e) None of the Company nor any of its ERISA Affiliates maintains, sponsors, contributes to, is obligated to contribute to, or has, within the last three (3) years, maintained, sponsored, contributed to or had any obligation to contribute to, and neither the Company nor any of its ERISA Affiliates has any current or contingent liability with respect to: (i) “defined benefit plan,” as defined in Section 3(35) of ERISA, that is or was at any time subject to Title IV of ERISA, Section 302 of ERISA, Sections 412 or 430 of the Code, or Section 1081.01 of the PR Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” (within the meaning of Code Section 413(c)), or (iv) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Neither the Company nor any of its ERISA Affiliates (A) has withdrawn or partially withdrawn from any Multiemployer Plan, or (B) has, or reasonably expects to have, any withdrawal liabilities with respect to any such plans. No “party in interest” or “disqualified person” with respect to the Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, or any counterpart provision of the PR Code.

(f) None of the Employee Benefit Plans promises or provides post-employment medical or other welfare benefits to any Business Employee for any reason, except: (i) as required by Section 4980B of the Code or other applicable Law for which such Business Employee or such Business Employee’s beneficiaries and dependents pay the full premium cost; (ii) benefits that are insured and provided in the event an employee is disabled at the time of termination of the employee’s employment with the Company and the conversion privileges provided under such insured plans; and (iii) deferred compensation benefits accrued as liabilities on the books of the Company and disclosed on its Financial Statements. The Company has never represented, promised or contracted (whether in oral or written form) to any service provider or any other Person that such service provider(s) or other Person would be provided with post-employment life insurance, health or other employee welfare benefits, except to the extent required by statute. The Company at all times have complied, and currently complies, in all material respects with the applicable continuation requirements for its group health plan, including (1) Code Section 4980B of the Code and Sections 601 through 608, inclusive of ERISA, which provisions are collectively referred as “COBRA,” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

34

(g) There are no pending or, to the Knowledge of the Company, threatened, Actions or disputes by, or on behalf of, any Employee Benefit Plan by any Person or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, PRTD or any other Governmental Authority with respect to any Employee Benefit Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(h) Each Employee Benefit Plan or other contract or arrangement with a Company service provider that is, in whole or in part, a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code and/or Section 1081.01(c) of the PR Code has been operated and maintained in operational and documentary compliance with the requirements of Sections 409A of the Code and/or Section 1081.01(c) of the PR Code, as applicable, and the applicable guidance promulgated thereunder.

(i) No Employee Benefit Plan provides, and the Company has no obligation to provide, for the payment of any Tax gross-up or similar Tax indemnification payment to any Person in connection with any penalties or Taxes imposed under applicable Law, including Sections 409A or 4999 of the Code.

(j) Each Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser, the Company or any ERISA Affiliate(other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under such Employee Benefit Plans prior to the Closing and none of the execution and delivery of this Agreement, or the consummation of the Acquisition, could, either alone or in combination with another event or events: (i) entitle any Business Employee to severance pay, a change of control payment or any other payment or benefit from the Company; (ii) increase any compensation or benefits otherwise payable or due to any Business Employee; or (iii) accelerate the time of payment, funding or vesting of any compensation or benefits due to any Business Employee under any Employee Benefit Plan or otherwise.

(k) None of the execution and delivery of this Agreement, nor the consummation of the Acquisition, could result, whether alone or in combination with any other event or events, in the payment or provision of any payment or benefit that, individually or in the aggregate, could be reasonably expected to constitute (i) an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) result in the imposition of an excise Tax under Section 4999 of the Code.

Section 3.11 Labor Matters.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a true, complete and correct list of each employee of the Company, including each such employee’s (i) name, (ii) job title, (iii) annual base salary or hourly rate, (iv) last bonus paid, (v) whether part time, full-time, and/or temporary, (vi) whether classified as “exempt” or “non-exempt” under the Fair Labor Standards Act, (vii) accrued but unused paid time off or other vacation, and (viii) whether on a leave of absence and (if so) the type of leave. Section 3.11(a) of the Disclosure Schedule also sets forth a true, complete and correct list of each independent contractor of the Company. All compensation, including wages, commissions, bonuses, fees, and/or other compensation, payable by the Company to any and all Business Employees as of the Closing Date has been paid in accordance with the Company’s payroll schedule. All Business Employees are located in Puerto Rico, except for two in Illinois and one in New York. No Business Employees are a party to a written or oral employment agreement, severance agreement or similar agreement, other than customary offer letters that have no severance benefits or any other economic benefits that would be binding on the Company.

35

(b) (i) No Labor Organization represents any group of employees of the Company in connection with their employment with the Company and (ii) the Company is not a party to any collective bargaining agreement covering employees of the Company, nor is any such agreement being negotiated as of the date of this Agreement. As of the Closing Date, there are no (A) labor strikes, slowdowns or stoppages currently pending or, to the Knowledge of the Company, threatened in writing, against or affecting the Company, nor have there been any such labor controversies within the past three (3) years, except, in each case, as would not result in a material liability to the Company; (B) pending or, to the Knowledge of the Company, threatened in writing, representation claims, certification applications or petitions before any Governmental Authority or any organizing efforts or challenges, in each case, concerning representation with respect to the employees of the Company; or (C) to the Knowledge of the Company, organizing activities involving the Company pending or threatened by any Labor Organization or group of employees of the Company.

(c) The Company is and has been in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, labor relations, equal employment opportunities, discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, civil rights, immigration, whistleblower statutes, workers’ compensation, collection and payment of withholding and/or social security Taxes, payroll Taxes and any similar Tax, minimum wages, maximum hours or overtime compensation, including the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and the Immigration Reform and Control Act of 1986 and any similar state or local statutes, rules or regulations. With respect to the employees of the Company, the Company is in compliance in all material respects with all applicable legal requirements pertaining to the Immigration Reform and Control Act of 1986, including any applicable I-9 forms or mandatory E-Verify obligations. The Company has not taken any action with respect to its current or former employees that would constitute a “Plant Closing” or “Mass Layoff” within the meaning of the Worker Adjustment Retraining and Notification Act of 1988, as amended or any similar state or local statute, rule or regulation. The Company has not been notified in writing of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”) or other Governmental Authority charged with administration and enforcement of federal immigration Laws or received any “no match” notices from ICE, the Social Security Administration or the Internal Revenue Service in the past year. The Company has properly classified individuals providing services to it as independent contractors or employees, as the case may be, except as would not result in a material liability to the Company. The Company is in material compliance with all of its employee and human resources personnel policies, handbooks and manuals (to the extent they contain enforceable obligations), as applicable.

36

(d) (i) The Company is not party to, or otherwise bound by, any confidentiality, non-competition, or proprietary rights contract, between the Company and any other person that does or will materially adversely affect the ability of any Company to conduct the Business as it is conducted as of the date of this Agreement; nor (ii) to the Knowledge of the Company, is any current shareholder, manager, officer or employee of the Company party to, or otherwise bound by, any confidentiality, non-competition, or proprietary rights contract, between such shareholder, manager, officer or employee, as the case may be, and any other person that does or will materially adversely affect the performance of his or her duties as a shareholder, manager, officer or employee of the Company.

(e) There are no personnel manuals, handbooks, policies, rules or procedures prepared by the Company and applicable to the employees of the Company, other than those identified in Section 3.11(e) of the Disclosure Schedule, true and complete copies of which have been made available to Purchaser. The Company’s execution of this Agreement and the consummation of the transaction contemplated hereby by the Company will not result in any breach or other violation of any employment, consulting or other labor or employment-related agreement with any Business Employee, except where such breach or violation would not reasonably be expected to have a Company Material Adverse Effect.

(f) As of the date of this Agreement, there are no investigations, audits or administrative or regulatory proceedings pending against the Company before any Governmental Authority relating to past employment practices by the Company.

(g) Within the three (3) years prior to the date hereof, (i) to the Knowledge of the Company, there has not been any allegation communicated to the Company of discrimination, retaliation, sexual harassment or sexual misconduct against any current or former employee or independent contractor of the Company in connection with his or her service to the Company and (ii) the Company has not entered into any settlement agreement related to allegations or threatened allegations of discrimination, retaliation, sexual harassment or sexual misconduct by any current or former employee or independent contractor.

Section 3.12 Real Property and Assets.

(a) The Company does not own any real property or any interest in real property (other than pursuant to the Company Real Property Leases). The Company is not a party to any agreement or option to purchase any real property or any interest in real property.

(b) Section 3.12(b) of the Disclosure Schedule sets forth a list of all real property or interests in real property leased or subleased by the Company, as of the date hereof that are material to the business of the Company (the “Company Real Property ”), and the locations of such premises. As of the date hereof, the Company has made available to the Purchaser true and complete copies of each Company Real Property Lease. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of the Company Real Property.

37

(c) Each Company Real Property Lease is a valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, subject to the Bankruptcy Limitations. Each Company Real Property Lease contains arm’s length terms. To the Knowledge of the Company, neither the Company nor any other party under any Company Real Property Lease is in material default under any Company Real Property Lease.

(d) To the Knowledge of the Company, the Company has obtained all applicable Permits required with respect to the Company’s use and occupancy of the Company Real Property, except where a failure to obtain any such Permit would not materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Company as it is operated as of the date of this Agreement. The Company’s use and operation of the Company Real Property in the conduct of its business do not violate in any material respect any Law, easement, or Permit that is, in each case, applicable to such use and operation. To the Company’s Knowledge, there are no Actions pending or threatened against the Company Real Property or any portion thereof that is in the nature or in lieu of condemnation or eminent domain proceedings.

(e) The Company owns or leases all tangible assets reflected as being owned by or leased to it in the Interim Financial Statements and all tangible assets purchased by or leased to the Company since the date of the Company Balance Sheet, free and clear of any Lien (except Permitted Liens), other than assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet. The tangible assets owned by and leased to the Company as of the Closing Date, together with all other properties and assets of the Company, are reasonably sufficient to conduct the business of the Company as it is being conducted as of the date of this Agreement.

(f) The items of equipment and other tangible assets owned by or leased to the Company are in good operating condition and repair in all material respects (ordinary wear and tear excepted).

Section 3.13 Environmental Matters.

(a) To the Knowledge of the Company, the Company is in material compliance with all applicable Environmental Laws (which compliance includes the possession by the Company of all Permits or governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof).

(b) The Company has obtained and is in compliance with all environmental Permits necessary for the ownership, lease, operation or use of the business or material assets of the Company and all such environmental Permits are in full force and effect in all material respects. To the Company’s Knowledge, there is no condition, event or circumstance that might prevent or impede the transferability of any material environmental Permits of the Company, nor has the Company received any written notice regarding any material adverse change in the status or terms and conditions of the same.

38

(c) To the Knowledge of the Company, there has been no release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and there are no Actions pending or, to the Knowledge of the Company, threatened in writing, against the Company arising out of, based on, resulting from or relating to (i) a violation of any applicable Environmental Law or the release of, or exposure to, any Hazardous Materials, or (ii) any circumstances that could reasonably be expected to result in an environmental claim against the Company, or form the basis of any violation of Environmental Law.

Section 3.14 No Undisclosed Liabilities. Except as reflected or reserved against in the Financial Statements or the notes thereto, the Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than liabilities, obligations or commitments: (a) that have been incurred since the date of the Company Balance Sheet in the ordinary course of business; (b) that have been incurred in connection with the Acquisition; or (c) under Company Contracts or Employee Benefit Plans of the Company.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Disclosure Schedule sets forth a true and complete list of (i) all Intellectual Property that is filed or registered with a Governmental Authority, including patents and patent applications, registered copyrights, registered trademarks (including applications) and Internet domain names (collectively, “Registered Intellectual Property”); and (ii) all unregistered Intellectual Property that is material to the business of the Company, including unregistered trademarks and unregistered Software, in each case owned by the Company (collectively, “Company Owned Intellectual Property”). None of the Registered Intellectual Property has been cancelled or abandoned. To the Knowledge of the Company, none of the Company Owned Intellectual Property has been deemed by any Governmental Authority to be invalid or unenforceable, in whole or in part. To the Knowledge of the Company there is no information, material, fact or circumstance, including any information or fact that would constitute prior art, or would otherwise render any of the Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Registered Intellectual Property, and the Company has not misrepresented, or failed to disclose, and there has been no misrepresentation or failure to disclose, any fact or circumstance in any application for any Registered Intellectual Property that would constitute fraud with respect to such application or that would otherwise affect the validity or enforceability of any such Registered Intellectual Property.

(b) Section 3.15(b) of the Disclosure Schedule contains a complete and accurate list of all current products and service offerings, including all Software products, of the Company (collectively, “Company Products”) that are sold, offered for sale, licensed, offered for license or subscription, distributed or provided to customers as a service (e.g. software-as-a-service), as applicable.

(c) Except as set forth on Section 3.15(c) of the Disclosure Schedule, the Company (i) owns, free and clear of all Liens (other than Permitted Liens), all of the Company Owned Intellectual Property; and (ii) owns or has a valid and enforceable license or otherwise possesses legally enforceable rights to use, all other Intellectual Property material to the business of the Company as currently conducted as of the Closing Date (collectively, the “Company Intellectual Property”). The Company Intellectual Property includes all of the Intellectual Property necessary and sufficient to enable Purchaser to conduct the Business as currently conducted as of the Closing Date, following the Closing. All Company Owned Intellectual Property is fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any Person.

39

(d) All Company Owned Intellectual Property was created solely by either (i) employees of the Company who have validly assigned all of their rights in such Intellectual Property to the Company, including all Intellectual Property Rights therein, or (ii) other Persons who validly assigned all of their rights in such Intellectual Property, including Intellectual Property Rights therein, to the Company.

(e) The Company, the operation of the Business as presently conducted by the Company as of the Closing Date, including the composition, design, development, use, import, sale, marketing and promotion of the Company Products, does not, infringe or misappropriate the Intellectual Property rights of any Person, or violate the rights of any Person (including rights to privacy or publicity). Company has not received any written notice from any Person claiming that such operation of the Business or any Company Product infringes or misappropriates the Intellectual Property rights of any Person. Company has not received any written offer for a license of Intellectual Property, including but not limited to patent rights, from any Person in connection with an allegation by such Person that the Company has infringed or misappropriated any of the Intellectual Property of such Person.

(f) To the Knowledge of the Company, no third Person is infringing any Company Owned Intellectual Property.

(g) The Company has not deposited, nor is it required to deposit, with an escrow agent or other third party, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any other party acting on behalf of the Company to any third party of any Company Source Code.

(h) None of the Company Owned Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Authority or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties. To the Knowledge of the Company, no current or former employee of Company, who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has performed services for a government, university, college, or other educational institution or research center during a period of time during which such employee was also performing services for the Company.

(i) No Company Owned Intellectual Property has been unintentionally permitted to lapse or enter the public domain. There are no actions that must be taken by the Company within one hundred and eighty (180) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles for the purposes of maintaining, perfecting, preserving or renewing any Registered Intellectual Property.

40

(j) Section 3.15(j) of the Disclosure Schedule lists all Contracts to which Company is a party with respect to (i) the license of Intellectual Property to the Company from any other Person (other than licenses of off-the-shelf Software on “shrink wrap,” “click-through,” or similar standard commercial terms); and (ii) the license of any Company Owned Intellectual Property to a third party (other than non-exclusive licenses to Company’s customers in the ordinary course of business). Section 3.15(j) of the Disclosure Schedule also lists all Software embedded in, linked to or otherwise included in Company Products that constitutes open source, public source, freeware, or any modification or derivative thereof, including any version of any Software licensed pursuant to any open or public source license (e.g., GNU general public license, MIT license, Apache license, Creative Commons licenses or other similar license) (collectively, “Open Source Software”). The Company Products do not contain any Open Source Software that is licensed under any terms or conditions that impose any requirement that Company Products: (1) be made available or distributed in source code form; (2) be licensed for the purpose of making derivative works; (3) be licensed under terms that permit reverse engineering, reverse assembly or disassembly of any kind; or (4) be redistributable at no charge.

(k) The Company owns or has a valid right to access and use all computer systems, programs, networks, hardware, Software, Software engines, database, operating systems, websites, website content and links and equipment used to Process, store, maintain and operate data, information and functions owned, used or provided by the Company (the “Company IT Systems”). The Company IT Systems that are currently used by the Company constitute all the information and communications technology reasonably necessary to carry on the business of the Company as currently conducted as of the Closing Date. The consummation of the Acquisition will not impair or interrupt in any respect: (i) the Company’s access to and use of, or its right to access and use, the Company IT Systems or any third party databases or third party data used in connection with the Business of the Company as currently conducted as of the Closing Date; and (ii) to the extent applicable, the Company’s customers’ access to and use of the Company IT Systems. The Company has taken commercially reasonable steps designed to protect the security and integrity of the Company IT Systems from unauthorized access or use by any Person and to ensure the continued materially uninterrupted and error-free operation. The Company has in effect industry standard disaster recovery plans and procedures in the event of any material malfunction of or unauthorized access to any Company IT Systems. To the Knowledge of the Company, there: (x) have been no unauthorized intrusions or breaches of security with respect to the Company IT Systems; (y) has not been any material malfunction of the Company IT Systems that has not been remedied or replaced in all respects; and (z) has been no material unplanned downtime or service interruption with respect to any Company IT Systems.

(l) The Company has, since January 1, 2022, been in compliance in all material respects with applicable Privacy Laws. The past and present Processing of Personal Information by the Company and the policies, plans and procedures, and facilities for privacy, physical and cyber security, disaster recovery, business continuity and incident response, comply with, in all material respects, and have not in any material respect violated (i) any Contract to which the Company is a party or (ii) the Privacy Policy of the Company, except to the extent such non-compliance would not be material to the Company. Since January 1, 2022, the Company has not received any written notice alleging any violation of Privacy Laws. The Company has not received any communications from, and, to the Knowledge of the Company, there has been no proceedings by, any Governmental Authority or any other Person regarding the Company’s compliance with any Privacy Laws or the Company’s Processing of any Personal Information. There has been no Data Breach that would be, or would reasonably be expected to be, individually or in the aggregate, material to the business of the Company.

41

(m) The Company has implemented and maintained in place industry-standard physical, technical and administrative security measures in compliance with applicable Privacy Laws, to protect Personal Information the Company Processes in connection with operation of the Company’s business from unauthorized access, unauthorized disclosure or unauthorized Processing of such Personal Information in violation of applicable Privacy Laws and requires the same of all vendors that Process Personal Information on its behalf. The Company maintains disaster recovery and business continuity plans, procedures, and facilities in connection with their business that are commercially reasonable and that satisfy their contractual and legal obligations with respect to their business. Except as would not reasonably be expected to be materially adverse to their business, (i) no Person has gained unauthorized access to, acquired, or engaged in unauthorized Processing of any Personal Information, and (ii) there have been no failures, breakdowns, outages or unavailability of the hardware, databases, firmware, networks, platforms, servers, interfaces, applications, websites and related systems primarily used in their business (collectively, the “Business Information Systems”), owned or maintained by the Company. To the Knowledge of the Company, the Business Information Systems are free from any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase Software, hardware, or data.

(n) To the extent that the Company has de-identified or anonymized any Personal Information (the “De-Identified Information”), the Personal Information has been de-identified in accordance with applicable Privacy Laws, and the Company has obtained or provided, or confirmed that other Persons have obtained or provided, (i) all required consents, (ii) any and all required notifications under applicable Privacy Laws, the Privacy Policies, and the security policies and procedures, and (iii) any other rights, necessary authorities, or permissions pursuant to an applicable Contracts, in each case, to create, use, and disclose the De-Identified Information for any lawful purpose. To the extent applicable, the Company is in compliance in all material respects with the Payment Card Industry Data Security Standards (“PCI DSS”), including all applicable PCI DSS requirements, and has complied in all material respects with all applicable security assessment procedures relating to “cardholder data” (as such term is defined in the PCI DSS) that has come into its possession. The Company has not received written notice that it is in violation with any PCI DSS standards.

Section 3.16 Compliance with Laws and Orders.

(a) Since January 1, 2022, (i) the Company has been in compliance, in all material respects, with all Laws and Orders applicable to the business, properties and assets of the Company; (ii) the Company has not received from any Governmental Authority any material fine relating to, or written citation or notification alleging a violation of or lack of compliance with, any such Law or Order; and (iii) no citation, fine or other claim has been threatened against the Company in writing with respect to its violation of or lack of compliance with any such Law or Order.

42

(b) The Company does not possess, and is not required to possess, a U.S. Facility Security Clearance to receive, distribute, and/or host, U.S. Government classified information or classified information of any other government.

(c) Other than as would be created by consummation of the transactions contemplated herein (if any), neither the Company, nor any of its respective managers, officers or employees, have engaged in the performance of any work that would create any unmitigated Organizational Conflicts of Interest as set forth in 48 C.F.R. Subpt. 9.5, if and to the extent such Law is applicable to the Company.

(d) (i) Neither the Company nor any of its officers or employees have used any funds of the Company to offer or provide any kickback, bribe, or unlawful gift or gratuity and (ii) neither the Company nor, to the Company’s Knowledge, any of its officers or employees, has made any unlawful expenditures relating to political activity in connection with the Business. The Company has not received written notice of any payment identified in (i) or (ii) above (hereinafter referred to as an “Unlawful Payment”), and the Company is in compliance in all material respects with such controls as are required by law to detect and prevent, if possible, any such Unlawful Payments.

Section 3.17 Company Contracts.

(a) Except for this Agreement (or any Contract expressly contemplated to be entered into in connection with this Agreement) and Company Real Property Leases, Section 3.17(a) of the Disclosure Schedule lists each of the following Contracts with any third Person, which the Company is a party to, in each case, as of the date of this Agreement:

(i) any Contract for the purchase of products or services from the Company for future consideration reasonably expected to be paid to the Company of $100,000 or more in any fiscal year that has a remaining term of more than one (1) year;

(ii) any Contract with any Governmental Authority;

(iii) any Contract for capital expenditures or the acquisition or construction of fixed assets involving future payments in excess of $100,000;

(iv) any Contract for the purchase or lease of goods or services by the Company (including equipment, materials, Software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments in excess of $100,000 in any fiscal year that has a remaining term of more than one (1) year;

(v) any loan agreement, credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar agreement under which any Indebtedness (of the nature set forth in clauses (a), (b), and (m) in the definition thereof) of the Company is outstanding or may be incurred;

(vi) any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the equity interests or assets of the Company;

43

(vii) any Contract that contains covenants that restrict the Company from competing in any line of business or geographic area or with any third Person or during any period of time;

(viii) any Contract creating or relating to any partnership, joint venture or joint development agreement involving future payments or capital commitments in excess of $100,000;

(ix) any Contract that requires the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(x) any Contract that provides for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other liability of any Person other than Contracts that contain ordinary course indemnification obligations as part of, or ancillary to, a broader set of ordinary course business obligations unrelated to indemnification;

(xi) any Contract for the acquisition of a material amount of the stock or assets of a third party consummated within the last three (3) years;

(xii) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts involving future payments in excess of $100,000;

(xiii) other than Employee Benefit Plans and Contracts with respect to employment relationships and compensation that are set forth on the Disclosure Schedule, any Contract between or among the Company on the one hand and any Related Party on the other hand;

(xiv) Contracts that provide for or relate to any employment, independent contractor, consulting or similar relationships with any Person with a target annual cash compensation of at least $100,000;

(xv) Contracts with Business Employees that include provisions relating to any change in control, severance, termination, retention, or stay bonus or similar compensation awards or with any other Person (except the Company’s Financial Advisor) providing for the payment of any cash or other compensation or benefits upon or in connection with the consummation of the Acquisition;

(xvi) Contracts with any labor union;

(xvii) Contracts pursuant to which Company (A) is granted or obtains or agrees to obtain any right to use any material Intellectual Property (other than licenses of off-the-shelf Software on “shrink wrap,” “click-through,” or similar standard commercial terms), or (B) grants the license of any Company Owned Intellectual Property to a third party (other than non-exclusive licenses to Company’s customers in the ordinary course of business); and

(xviii) any other Contract that is material to the Company and not previously disclosed pursuant to this Agreement.

44

All Contracts of the type described in this Section 3.17(a) are hereinafter referred to as “Company Contracts.”

(b) The Company has made available to the Purchaser complete and correct copies of all Company Contracts as in effect on the date hereof. Each of the Company Contracts is in full force and effect and, assuming the due execution by the other parties thereto, is a legal, valid and binding agreement of the Company (subject to the Bankruptcy Limitations), except to the extent any such Company Contract has expired or has been terminated in accordance with its terms; and there is no default or breach by the Company or, to the Knowledge of the Company, any other party thereto, in the timely performance of any material obligation to be performed or paid thereunder or any other material provision thereof that would cause or permit the termination or acceleration of such Contract.

Section 3.18 Customers and Vendors.

(a) The Company is not engaged in an Action with any material customer.

(b) Section 3.18(b) of the Disclosure Schedule sets forth a list of the top five (5) vendors of the Company for the twelve-month period ending December 31, 2024 (each, a “Material Vendor”). Section 3.18(b) of the Disclosure Schedule shows, with respect to each Material Vendor, the name and dollar volume involved. No Material Vendor has given written or, to the Knowledge of the Company, oral notice of the termination of or materially change in such vendor’s business relationship with the Company. Except as set forth on Section 3.18(b) of the Disclosure Schedule, the Company is not engaged in an Action or any material dispute with any Material Vendor.

Section 3.19 Permits. The Company has obtained all licenses, authorizations or permits of, or filings or registrations with, any Governmental Authority that are required for the Company to conduct the business of the Company as currently conducted (collectively, the “Permits”), except where the failure to obtain such license, authorization, permit, filing or registration would not have a Company Material Adverse Effect. Section 3.19 of the Disclosure Schedule sets forth, as of the date of this Agreement, all such Permits issued to the Company. (a) Each of the Permits issued to the Company is in full force and effect in all material respects and has been paid in full; (b) the Company is in compliance in all material respects with each of the Permits issued to the Company; (c) to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to: (i) constitute or result in a material violation of, or a failure to comply in any material respect with, any term or requirement thereof, or (ii) result in the revocation, withdrawal, suspension, cancellation or termination thereof; and (d) the Company has not received any written notice from any Governmental Authority regarding: (i) any actual or alleged material violation or failure to comply in any material respect with any term or requirement of any Permit issued to the Company; or (ii) any revocation, withdrawal, suspension, cancellation or termination of any such Permit.

Section 3.20 Insurance. Section 3.20 of the Disclosure Schedule sets forth, as of the date of this Agreement, (i) all insurance policies maintained by the Company or LifeMD to cover the Company and its business, which policies are material to the business of the Company, and (ii) all claims made against any insurance policy of the Company within the last three (3) years. All such policies of insurance are in full force and effect in all material respects. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, under any such policy of insurance. All material premiums due on all such policies have been paid and the Company is not in default under, or has otherwise failed to comply with, in any material respect with its obligations under such policies. The insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance in all material respects with applicable Laws and Company Contracts.

45

Section 3.21 Transactions with Affiliates and Related Parties. Except (i) as set forth in Section 3.21 of the Disclosure Schedule, (ii) for any Employee Benefit Plan, (iii) Contracts explicitly contemplated to be entered into pursuant to this Agreement and (iv) otherwise with respect to employment relationships and compensation in the ordinary course of business, there are no Contracts between the Company, on the one hand, and any Affiliate of the Company or any officer, director, member, employee, equityholder (or immediate family member of any of the foregoing) of the Company (“Related Parties”), on the other hand, with respect to the Company or its business or pursuant to which any such Related Party has any interest in any property of the Company.

Section 3.22 Brokers. Except for fees owing to the Company’s Financial Advisor (which fees, if and to the extent unpaid as of the Closing, shall constitute a Company Transaction Expense hereunder), no Person engaged by or on behalf of the Company is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

Section 3.23 Debt Financing. Each of the Sellers and the Company has provided, and (x) caused the Company’s Subsidiaries and (y) used commercially reasonable efforts to cause their respective Representatives to provide such cooperation and assistance in connection with the arrangement of any Debt Financing as reasonably requested by Purchaser, including: (i) furnishing the Debt Financing Sources with true, correct, and complete financial and other pertinent information regarding the Company and the Company’s Subsidiaries as requested by Purchaser and the Debt Financing Sources including, without limitation, historical financial statements, financial information necessary for Purchaser to prepare pro forma financial statements and other financial and pertinent information as may be reasonably requested by Purchaser, (ii) furnishing the Debt Financing Sources with true, correct, and complete officer, secretary, solvency and perfection certificates, and copies of organizational documents, (iii) furnishing the Debt Financing Sources with true, correct, and complete copies of such documentation and other information with respect to the Company and its Subsidiaries that is required by regulatory authorities in connection with the Debt Financing under “know your customer” and Anti-Money Laundering Laws, including the USA Patriot Act of 2001, and information regarding beneficial ownership pursuant to the requirements of 31 C.F.R. §1010.230, (iv) taking all necessary formal corporate or similar actions required by any Debt Financing sources as a condition to obtaining the Debt Financing, (v) furnishing the Debt Financing Sources with true, correct, and complete documents and information to evaluate the Company’s and its Subsidiaries’ current assets, cash management systems, accounting systems, policies and procedures relating thereto, and (vi) obtaining, and facilitating the negotiation of, one or more payoff letters and other customary release and termination documentation for any debt to be repaid at Closing and timely delivering any prepayment notices with respect thereto.

46

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants, solely with respect to itself and not as to any other Seller, to the Purchaser as follows:

Section 4.1 Organization and Qualification.

(a) Such Seller (if an entity) is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of each jurisdiction in which the conduct of its business, or the character of the properties owned or leased by it, requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement, or that would prevent or impede, interfere with, hinder or materially delay the consummation by such Seller of the Acquisition.

(b) Such Seller (if an entity) is in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.2 Authorization; Enforceability. Such Seller (if an entity) has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all requisite action on the part of such Seller (if an entity). This Agreement and all agreements and documents contemplated hereby to be executed and delivered by it have been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of such Seller hereunder and thereunder, as applicable, enforceable against such Seller in accordance with its terms, subject to the Bankruptcy Limitations.

Section 4.3 Consents and Approvals; No Violations.

(a) Neither the execution and delivery of this Agreement by such Seller, nor the other agreements and documents contemplated hereby to be executed and delivered by such Seller, nor the consummation by such Seller of the transactions contemplated herein or therein, nor compliance by such Seller with any of the provisions hereof or thereof, shall: (i) if such Seller is an entity, require approval from such Seller’s stockholders, (ii) if such Seller is an entity, conflict with or result in a breach of any provisions of such Seller’s certificate of incorporation, bylaws or other organizational documents; or (iii) subject to receipt by the Company of the requisite approvals referenced in Section 3.5(a) of the Disclosure Schedule, violate any Law or Order applicable to such Seller or any of its material properties or assets.

47

(b) No consent, approval, Order or authorization of, or registration, filing with or notice to, any Governmental Authority is required to be obtained by such Seller in connection with its execution, delivery and performance of this Agreement and for the consummation by such Seller of the transactions contemplated hereby, other than (i) compliance with the applicable requirements under the Securities and Exchange Act of 1934, as amended, (ii) compliance with the rules and regulations of NASDAQ, and (iii) compliance with any applicable state securities or blue sky Laws.

Section 4.4 Litigation.

(a) There is no Action pending or, to the knowledge of such Seller, threatened by or against such Seller or any of its Affiliates (other than the Company, if applicable): (i) relating to or affecting the Company, the Company’s properties or assets or such Seller’s Company Interests; or (ii) that challenges or seeks to prevent, enjoin or otherwise materially delay the transactions contemplated by this Agreement.

(b) There is no outstanding Order binding on or, to the knowledge of such Seller, threatened in writing, against such Seller: (i) relating to or affecting the Company, the Company’s properties or assets or such Seller’s Company Interests; or (ii) that challenges or seeks to prevent, enjoin or otherwise materially delay the transactions contemplated by this Agreement.

Section 4.5 Ownership of the Company Interests. Such Seller is the beneficial and record owner of, and has good and valid title to, free and clear of any Liens (other than restrictions on transfer arising under applicable state or federal securities Laws), his or its Company Interests. Such Seller (a) does not own any equity interests of the Company other than such Seller’s Company Interest and (b) is not a party to any voting trust, stockholder agreement, proxy or other agreement or understanding with respect to the voting or transfer of any Company Interests.

Section 4.6 Brokers. Except for fees owing to the Company’s Financial Advisor (which fees, if and to the extent unpaid as of the Closing, shall constitute a Company Transaction Expense hereunder), no Person engaged by or on behalf of such Seller is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

Article V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows:

Section 5.1 Organization and Qualification.

(a) The Purchaser is an entity, duly organized or formed, as applicable, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Purchaser is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of each jurisdiction in which the conduct of its business, or the character of the properties owned or leased by it, requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Purchaser Material Adverse Effect.

48

Section 5.2 Authorization; Enforceability. The Purchaser has the requisite company power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all requisite action on the part of the Purchaser. This Agreement and all agreements and documents contemplated hereby to be executed and delivered by it have been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of the Purchaser hereunder and thereunder, as applicable, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy Limitations.

Section 5.3 Consents and Approvals; No Violations.

(a) Neither the execution and delivery of this Agreement by the Purchaser, nor the other agreements and documents contemplated hereby to be executed and delivered by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated herein or therein, nor compliance by the Purchaser with any of the provisions hereof or thereof, shall: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws, or equivalent organizational documents, of the Purchaser; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Purchaser; or (iii) violate any Law or Order applicable to the Purchaser or any of its material properties or assets.

(b) No consent, approval, Order or authorization of, or registration, filing with or notice to any Governmental Authority is required to be obtained by the Purchaser or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or the other agreements and documents contemplated hereby to be executed and delivered by the Purchaser, or for the consummation by the Purchaser of the transactions contemplated hereby or thereby.

Section 5.4 Litigation.

(a) There is no Action pending or threatened in writing against the Purchaser by or before any Governmental Authority that, if determined in a manner adverse to the Purchaser, would have a Purchaser Material Adverse Effect.

(b) There is no outstanding Order binding on or threatened in writing against the Purchaser that would have a Purchaser Material Adverse Effect.

Section 5.5 Financial Capacity. As of the closing of the Credit Agreement, the Purchaser has sufficient funds available to (a) pay the Purchase Price and any adjustments to the Purchase Price hereunder and (b) perform all of its obligations pursuant to, and to consummate the transactions contemplated by, this Agreement and all agreements and documents contemplated hereby to be executed and delivered by the Purchaser.

49

Section 5.6 Brokers. No Person engaged by or on behalf of Purchaser is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

Section 5.7 Investment Matters.

(a) The Purchaser is an “accredited investor” within the meaning of Section 506 of Regulation D promulgated under the Securities Act. The Purchaser is acquiring the Company Interests for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof.

(b) The Purchaser acknowledges that the Company Interests has not been registered under the Securities Act or any state securities Laws, and that the Company Interests may not be transferred, sold, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, offer for sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable U.S. state or non-U.S. securities Laws, or pursuant to an exemption from registration under the Securities Act and any applicable U.S. state or non-U.S. securities Laws, and none of the Company or the Sellers are under any obligation to file a registration statement with respect to the Company Interests.

(c) The Purchaser is able to bear the economic risk of holding the Company Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.8 No Other Representations or Warranties. The Purchaser expressly acknowledges that, except as expressly set forth in Article III, Article IV and the Disclosure Schedule, none of the Sellers, the Company or any other Person on behalf of the Sellers or the Company makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Company, the Sellers or any of their respective Affiliates or any of their respective assets, liabilities, business, operations or conditions (financial or otherwise), including with respect to the prospects or profitability of the business of the Company to the Purchaser, or with respect to any forecasts, projections, business plans, or other forward looking information prepared by or on behalf of the Sellers and/or the Company and delivered to the Purchaser in connection with the Purchaser’s review of the business of the Company and the negotiation and execution of this Agreement, and any such other representations or warranties are hereby expressly disclaimed. In any event, any such other representations or warranties may not be relied upon by the Purchaser or any of its Affiliates and Representatives. None of the Sellers, the Company or any other Person will have, or be subject to, any liability or other obligation to the Purchaser, its Affiliates or Representatives or any other Person resulting from the Purchaser’s use of, or the use by any of its Affiliates or Representatives of any information, including documents, projections, forecasts or other material made available to the Purchaser, its Affiliates or any of their respective Representatives in the virtual data room, offering materials, site tours or visits, discussions, diligence calls or meetings or any documents prepared by, or on behalf of, the Sellers or the Company with respect to the transactions contemplated hereby, unless any such information is expressly and specifically included in a representation or warranty contained in Article III, Article IV or the Disclosure Schedule.

50

Article VI

COVENANTS

Section 6.1 Access to Information; Confidentiality.

(a) For a period of seven (7) years after the Closing Date (or longer if required by applicable Law), except as otherwise provided in Section 6.5(e), Purchaser shall, and shall cause its Affiliates and its and their respective Representatives to, (i) retain the books and records relating to the Company relating to periods prior to the Closing and (ii) afford the Seller Representative and its Representatives reasonable access during regular business hours to such books and records at the reasonable prior request of the Seller Representative; provided, however, that (x) the Seller Representative and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser and so as not to unduly burden the management team and resources of the Purchaser; and (y) all out-of-pocket costs incurred by the Purchaser in connection with such Actions shall be at the sole cost and expense of the Sellers. In no event shall the Purchaser be obligated to provide: such access or information if the Purchaser determines, in its reasonable judgment, that (i) doing so may (A) violate applicable Law, an Order, a Contract or any other obligation of confidentiality owing to a third Person; or (B) jeopardize the protection of attorney-client privilege or any other privilege or immunity (provided that the Purchaser shall use its reasonable best efforts to provide the Seller Representative such access or make such disclosure (or as much of it as possible) in a manner that does not have such consequences) or (ii) such access or information is being sought in connection with any dispute between the Sellers and the Purchaser or the Company (in which case access shall be afforded in accordance with the terms of this Agreement regarding, and applicable Law governing, such dispute).

(b) Following the Closing Date, each Seller shall not, and shall cause such Seller’s Affiliates and their respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, managers, directors and employees of the Purchaser, or use or otherwise exploit for their own benefit or for the benefit of anyone other than the Purchaser, any Confidential Information. If any Seller or any Affiliate of a Seller, or any of their respective Representatives, is bound by a final judgment in any legal proceeding before any Governmental Authority or required by Law to divulge Confidential Information to any Person, such Seller, Affiliate or Representative shall (y) to the extent possible, deliver written notice to Purchaser to allow Purchaser to seek an appropriate protective Order and (z) only disclose that portion of such Confidential Information that such Seller is advised by its counsel is legally required to be disclosed. For purposes of this Section 6.1(b), Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public after the Closing other than as a result of a disclosure by a Seller or any Affiliate of a Seller, or their respective Representatives, in violation of this Section 6.1(b), or (iii) is lawfully acquired by such Seller or Affiliate of such Seller, or their Representatives, from and after the Closing from a source that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

51

Section 6.2 Public Announcements. The initial press release with respect to the transactions contemplated hereby, if any, shall be a joint press release, to be agreed upon by the Purchaser and the Seller Representative. Thereafter, the Purchaser, on the one hand, and the Sellers, on the other hand, shall consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent, in the reasonable opinion of counsel, required by Law, court process or obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system, in which case the other party shall have the reasonable opportunity to review and comment upon prior to disclosure. Nothing in Section 6.1(b) or this Section 6.2 shall prevent any party from making statements to or otherwise disclosing Confidential Information to such party’s financing sources and financial, legal or other advisors.

Section 6.3 Further Assurances. At and after the Closing Date, each of the Purchaser, the Company, each Seller and the Seller Representative shall use its reasonable best efforts from time to time to execute and deliver at the reasonable request of another party such additional documents and instruments as may be reasonably required to give effect to this Agreement and the Acquisition.

Section 6.4 Indemnification.

(a) For six (6) years after the Closing Date, the Purchaser shall cause the Company to exculpate, indemnify and hold harmless, and provide advancement of costs and expenses to, all past and present managers, directors, officers and employees of the Company (collectively, the “Company Indemnitees”) to the same extent such Company Indemnitees were exculpated, indemnified, held harmless or had the right to advancement of costs and expenses as of the date hereof by the Company pursuant to the Company Organizational Documents, indemnification agreements and applicable Law in existence on the date of this Agreement with, or for the benefit of, any such Company Indemnitees for matters, acts or omissions occurring on or prior to the Closing (including in connection with the Acquisition). The Purchaser shall, and shall cause the Company to maintain provisions in the Company Organizational Documents no less favorable with respect to the exculpation, advancement of costs and expenses and indemnification of the Company Indemnitees set forth in the Company Organizational Documents as of the date hereof, which provisions shall not be amended or repealed for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of any Company Indemnitee.

(b) In the event that the Purchaser, its Subsidiaries, the Company or any of their respective successors or assigns: (i) consolidates with, merges or amalgamates into any other Person and is not the continuing or surviving corporation or entity of such consolidation, merger or amalgamation; or (ii) transfers or conveys all or substantially all of its properties and assets to any other Person then, and in each such case, the Purchaser shall ensure that proper provisions shall be made so that the successors and assigns of the Purchaser, its Subsidiaries or the Company of, in each case, all or substantially all of its or their properties and assets, as the case may be, and their successors and assigns, as applicable, assume the obligations set forth in this Section 6.4.

52

(c) Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the Company Indemnitees on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 6.4 shall continue in effect until the final disposition of such claim.

(d) It is expressly agreed that Company Indemnitees shall be third-party beneficiaries of this Section 6.4. The provisions of this Section 6.4 are intended to be for the benefit of each Company Indemnitee and his or her successors, heirs or Representatives.

Section 6.5 Tax Matters.

(a) Pre-Closing Tax Period Tax Returns. Seller Representative will, at Sellers’ cost, prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company for all taxable periods ending on or prior to the Closing Date to be prepared and filed after the Closing. All such Tax Returns shall be prepared in a manner consistent with past practice of the Company, except as otherwise required by applicable Law. Seller Representative will provide Purchaser with copies of any such Tax Returns for Purchaser’s review, comment, and approval at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto) in the case of income Tax Returns and as soon as practicable in the case of all other Tax Returns and Seller Representative shall make such revisions as are reasonably requested by the Purchaser. Purchaser shall cause the appropriate Company officer to timely sign any such Tax Returns in advance of filing and, subject to Section 7.2, cause the Company to pay any amounts due and owing with such Tax Return.

(b) Straddle Period Tax Returns. All Tax Returns of the Company with respect to any Straddle Period shall be prepared and filed by the Company in a manner consistent with past practice of the Company, except as otherwise required by applicable Law. In the case of any such Tax Return, the Company shall provide Seller Representative with copies of the completed Tax Return and a statement certifying the amount of Taxes shown on such Tax Return that are attributable to the Pre-Closing Tax Period (determined, with respect to a Straddle Period, in accordance with Section 6.5(d)) (the “Tax Statement”) at least thirty (30) days prior to the due date for the filing of such Tax Return (including any extension thereof) which such Tax Return and Tax Statement shall be subject to the Seller Representative’s review, comment and approval, and the Company shall make such revisions to such Tax Return and Tax Statement as are reasonably requested by the Seller Representative. Not later than five (5) days before the due date (including any extensions thereof) for payment of Taxes with respect to such Tax Returns, Seller Representative shall pay to the Company and/or the Purchaser , as applicable, an amount equal to the Taxes shown on the Tax Statement unless otherwise taken into account as an actual reduction of the Purchase Price.

(c) Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, the Sellers and the Purchaser shall each bear fifty percent (50%) of Transfer Taxes arising out of, or incurred in connection with, the Acquisition. The Person that is required by Law to file any Tax Returns required to be filed in connection with any such Transfer Taxes shall timely prepare and file such Tax Returns in accordance with applicable Law and the non-filing Person agrees to promptly reimburse the filing Person for its share of any Transfer Taxes upon receipt of evidence reasonably satisfactory to the non-filing Person of the amount of such Transfer Taxes. The parties shall reasonably cooperate in connection with the preparation and filing of such Tax Returns and, if required by applicable Law, join in the execution of such Tax Returns.

53

(d) Proration. For the purpose of allocating any Taxes in respect of any Straddle Period to the Pre-Closing Tax Period, the amount of any Taxes for the Pre-Closing Tax Period shall be determined as follows:

(i) in the case of Taxes based upon income, gross receipts (such as sales Taxes, but excluding municipal license Taxes (“patente municipal” in Spanish) imposed by any municipality of the Commonwealth), payroll or similar Taxes, or Taxes resulting from specific transactions such as the sale or other transfer of property, the amount of Taxes attributable to any Pre-Closing Tax Period shall be determined by closing the books of the Company as of the end of the Closing Date and for this purpose, any Company Transaction Expenses shall be allocated to the Pre-Closing Tax Period to the maximum extent permitted by Law;

(ii) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of Taxes attributable to any Pre-Closing Tax Period shall be equal to the amount of Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the total number of days in the Straddle Period; and

(iii) in the case of municipal license Taxes (“patente municipal” in Spanish) imposed by any municipality of the Commonwealth, the amount of Taxes attributable to any Pre-Closing Tax Period shall be equal to the amount of Taxes imposed for the municipality’s semester that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of said semester through and including the Closing Date and the denominator of which is the total number of days in said semester.

(e) Cooperation. Following the Closing, the Purchaser, the Company, the Sellers and the Seller Representative shall, in good faith, provide each other with such information as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to Tax Returns or liability for Taxes of the Company for any Pre-Closing Tax Period and Straddle Period. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. No party will destroy or otherwise dispose of any such records during the applicable statute of limitation period without first providing the other party a reasonable opportunity to review and copy such records.

(f) Termination of Existing Tax Sharing Agreements. The Sellers shall terminate or cause to be terminated any and all existing Tax sharing agreements (whether written or not) binding upon the Company as of the Closing Date, other than any such agreements entered into in the ordinary course of business for which Taxes are not the principal subject matter. After Closing, none of the Company, the Sellers nor any of their Affiliates shall have any further rights or liabilities thereunder. Any power of attorney or similar Contract to which the Company may be a party with respect to Taxes will be terminated effective as of the Closing.

54

(g) Tax Contests. The Purchaser shall control any audit, examination, litigation or other proceeding in respect of Taxes or any assessment for Taxes, notice of Tax deficiency or other adjustment of Taxes (a “Tax Contest”), provided that, with respect to any Pre-Closing Tax Period, if such Tax Contest were successful and could reasonably be expected to result in a payment by one or more Sellers pursuant to this Agreement, (i) the Seller Representative shall have the right to participate in such Tax Contest and to employ counsel of its choice for such purpose, the fees and expenses of which participation and separate counsel will be borne solely by the Sellers, (ii) the Purchaser will keep the Seller Representative fully and promptly informed regarding any such Tax Contest, including providing any correspondence to or from a Taxing Authority in connection with any such Tax Contest, and (iii) Purchaser shall consult with Seller Representative and its counsel, if any, before taking any material action or declining to act with respect to such Tax Contest, and shall not settle, extend or waive any statute of limitations or other period for assessment, or take any other material action without the written consent of the Seller Representative (which consent may not be unreasonably withheld, conditioned or delayed). To the extent that any obligation or responsibility pursuant to Article VII may overlap with an obligation or responsibility pursuant to this Section 6.5(g), the provisions of this Section 6.5(g) shall govern.

(h) Tax Elections. LifeMD shall make an election pursuant to Treasury Regulation Section 1.245A-5(e)(3)(i) (a “Closing of the Year Election”) to close the taxable year on the Closing Date of the Company for which a Closing of the Year Election can be made, and Purchaser agrees to cooperate with LifeMD in making such Closing of the Year Election (including entering into any agreements and filing such additional forms, returns, or other documents as may be required). LifeMD and Purchaser shall file all Tax Returns and any other filings in a manner consistent with the Closing of the Year Election. This Section 6.5(h) is intended to satisfy the requirement for a binding agreement under Treasury Regulations Section 1.245A-5(e)(3)(i)(C)(2) with respect to the Company with respect to which a Closing of the Year Election is made pursuant to this Section 6.5(h).

(i) Prohibition on Certain Post-Closing Tax Actions. Without the written consent of the Seller Representative (which consent may not be unreasonably withheld, conditioned or delayed), Purchaser shall not and shall not permit the Company to (i) with respect to the Tax Returns described in subsection (a) or (b), above, amend any such Tax Return, (ii) without limiting clause (i), file or amend any Tax Return with respect to the Company relating to the Pre-Closing Tax Period or any Straddle Period in any jurisdiction where the Company has not previously filed Tax Returns(unless (A) the Company commenced activities in a new jurisdiction since the last Tax year for which a Tax Return was due or (B) the Tax Return was identified in Section 3.9(t) of the Disclosure Schedule), (iii) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, or (iv) initiate any voluntary disclosure proceeding relating to a Pre-Closing Tax Period or Straddle Period (unless the voluntary disclosure proceeding was identified in Section 3.9(t) of the Disclosure Schedule), in each case, to the extent such action could result in an increase in the amount of Taxes for which the Seller Representative or any Seller is responsible pursuant to this Agreement.

55

(j) Tax Refunds. Any refunds of Tax with respect to any Pre-Closing Tax Period (including any applications of such refunds to reduce the Company’s Taxes with respect to a subsequent period), net of any out-of-pocket expenses (including Taxes) relating to such refunds, shall be for the benefit of the Sellers and promptly paid to Sellers following receipt or application thereof. The Purchaser shall cause the Company to file such refund claims and to take such other actions as the Seller Representative shall reasonably request in connection therewith. To the extent such refund is subsequently disallowed or required to be returned to the applicable Governmental Authority, the Sellers agree promptly to repay the amount of such refund (plus any interest in respect of such disallowed amount owed to a Governmental Authority) to Purchaser. Notwithstanding the foregoing provisions of this Section 6.5(i), Purchaser shall have no obligation to pay over the amount of any Tax refund to the extent the amount of such refund was adequately reflected as an asset in Net Working Capital or Indebtedness or otherwise taken into account for purposes of determining the Purchase Price.

(k) Non-Ordinary Course Closing Date Transactions. The Purchaser shall not, and shall cause the Company and their respective Affiliates to not, engage in any transaction after the Closing on the Closing Date, other than the transactions contemplated by this Agreement or otherwise in the ordinary course of the Business as it is operated as of the Closing.

(l) Intended Tax Treatment. The parties hereto acknowledge and agree that (i) for U.S. federal income Tax purposes (as well as corresponding state, local and foreign Tax purposes), the sale of the Redeemed Interests by the Sellers to the Company shall be integrated with the sale of the Purchased Interests by the Sellers to the Purchaser in accordance with Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954) and be treated as a sale or exchange pursuant to Section 302(a) of the Code and (ii) no party will (or cause any of its Affiliates to) take any position or action inconsistent with the treatment described in the preceding clause unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state, local, or foreign Law).

Section 6.6 Restrictive Covenants.

(a) During the period beginning on the Closing Date and ending on and including the third (3rd) anniversary of the Closing Date (the “Restricted Period”), the Sellers shall not, directly or indirectly, in any manner (whether on its own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the Applicable Area, engage in the Business, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, Representative or otherwise), render services for or consult with any Person that is engaged in the Business or in any activity that competes with the Business; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business.

(b) During the Restricted Period, the Sellers shall not, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (a) hire or engage, or recruit, solicit or otherwise attempt to employ or engage any Person employed by, or providing consulting services to, the Company or Open PDF as of the Closing Date, or induce or attempt to induce any such Person to leave such employment or consulting arrangement, or (b) intentionally interfere in any material respect with the business relationship between the Company, on the one hand, and any employee, consultant, customer, sales representative, broker, supplier, vendor, or licensee of the Company (including Open PDF), on the other hand.

56

(c) Each Seller has consulted with counsel regarding the restrictions set forth in this Section 6.6 and based on such consultation has determined and hereby acknowledges that such restrictions contained herein are reasonable in terms of time and type of activity and geographic scope and are necessary to protect the goodwill of the Company and the substantial investment made by the Purchaser under this Agreement. Such Seller further acknowledges and agrees that it will receive good and valuable consideration as a result of the consummation of the transactions contemplated by this Agreement. Such Seller hereby acknowledges and agrees that remedies at law shall be inadequate to protect the Purchaser against any breach of this Section 6.6 and, without prejudice to any other rights and remedies otherwise available to the Purchaser, such Seller hereby agrees that the Purchaser shall be entitled to injunctive relief to enforce the provisions of this Section 6.6 without the posting of any bond or other security. Each Seller hereby waives any defenses to the strict enforceability of the provisions of this Agreement.

(d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.6 is invalid or unenforceable, then the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 6.7 Continuing Assistance. Following the Closing, the Purchaser, the Company, and LifeMD shall in good faith, cause any parties that as of the Closing process any payments for the Company (each a “Payment Processor”) pursuant to agreements between such Payment Processor and LifeMD, to enter into new agreements between such Payment Processor and the Company. During the period beginning on the Closing Date and ending on and including the thirtieth (30th) Business Day after the Closing Date, LifeMD shall promptly deliver to the Company any payments attributable to the Company which are processed by the Payment Processors pursuant to agreements between LifeMD and any Payment Processor.

Article VII

SURVIVAL AND INDEMNIFICATION; EXPENSES

Section 7.1 Survival of Representations and Covenants.

(a) Subject to Section 7.1(b), the representations and warranties made by Sellers and Purchaser in this Agreement shall survive the Closing until the date that is eighteen (18) months from the Closing Date (the “General Survival Date”). Notwithstanding the foregoing and except in the event of Fraud, no Seller Indemnitee or Purchaser Indemnitee shall be entitled to recover for any Adverse Consequences pursuant to Section 7.2 or Section 7.3, as the case may be, unless written notice alleging the existence of a claim thereunder and asserting facts reasonably expected to establish a claim for recovery under such Section is delivered to the applicable Indemnitor prior to the General Survival Date or Covenant Expiration Date, as applicable. For purposes of this Agreement, the term “Covenant Expiration Date” is the date performance is no longer required pursuant to the terms of this Agreement, for covenants to be performed after Closing (and the covenants or other agreements contained in this Agreement that do not by their terms contemplate performance after the Closing Date shall not survive the Closing Date). Notwithstanding anything in this Agreement to the contrary, the rights and remedies under this Article VII with respect to any actual, threatened, potential or possible claim, lawsuit or other proceeding (including recovery of Adverse Consequences in respect thereof) for which notice has been given prior to the applicable General Survival Date or Covenant Expiration Date, as applicable, will survive until such claim, lawsuit or other proceeding has been fully and finally resolved.

57

(b) Notwithstanding anything to the contrary contained in Section 7.1(a), (i) the Fundamental Representations (other than the Tax Representations) shall survive the Closing for three (3) years following the Closing Date, and (ii) the Tax Representations shall survive the Closing until the date that is ninety (90) days after the expiration of the applicable statute of limitations (giving full effect to any extensions or waivers).

(c) For the avoidance of doubt, the limitations set forth in Section 7.1(a) and Section 7.1(b) shall not apply in the event of Fraud or to any Adverse Consequences which arise from or as a result of, the matters listed in Section 7.2(a)(iii) or Section 7.2(b)(ii)-(iv).

Section 7.2 Indemnification by the Sellers.

(a) From and after the Closing (but subject to Section 7.1 and Section 7.4), each Seller shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, (i) any Adverse Consequences which are suffered or incurred at any time by any of the Purchaser Indemnitees (regardless of whether or not such Adverse Consequences relate to any Third Party Claim) and which arise from or as a result of, or are directly or indirectly connected with any inaccuracy in or breach of any representation or warranty made by such Seller regarding such Seller in this Agreement or in any certificate or instrument entered into or delivered by or on behalf of such Seller under or pursuant to this Agreement; (ii) any breach or non-fulfillment of any covenant or other obligation of or to be performed by such Seller in this Agreement; and (iii) any Taxes of such Seller.

(b) From and after the Closing (but subject to Section 7.1 and Section 7.4), and on behalf of the Sellers, LifeMD shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Adverse Consequences which are suffered or incurred at any time by any of the Purchaser Indemnitees (regardless of whether or not such Adverse Consequences relate to any Third Party Claim) and which arise from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty regarding the Company in this Agreement or in any certificate or instrument entered into or delivered by or on behalf of the Company under or pursuant to this Agreement;

58

(ii) any breach or non-fulfillment of any covenant or other obligation of or to be performed prior to the Closing by the Company pursuant to this Agreement;

(iii) (A) any Taxes imposed on or incurred by the Company attributable to the Pre-Closing Tax Period (determined in accordance with Section 6.5(d) for any Straddle Period), (B) any Company withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the Acquisition, (C) any Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, Commonwealth, local, or foreign Law, and (D) any Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, in each case, except to the extent included in Closing Date Indebtedness and/or Company Transaction Expenses or reflected as a Current Liability in the calculation of Net Working Capital as of the Reference Time;

(iv) any Data Breach prior to Closing, including, but not limited to, the events underlying the 2022 and/or 2024 “common point of payment” notifications the Company received regarding potential Data Breaches, to the extent any Data Breach in fact occurred;

(v) any misclassification by the Company prior to Closing of any Business Employees as “exempt” under the Fair Labor Standards Act of 1938;

(vi) any non-compliance by the Company prior to Closing with the requirements of the Puerto Rico Tax Decree and Act 20-2012; and

(vii) any Closing Date Indebtedness and/or Company Transaction Expenses not included in the adjustment to the Base Purchase Price pursuant to Section 2.8.

Section 7.3 Indemnification by Purchaser. From and after the Closing (but subject to Section 7.1 and Section 7.4), Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Adverse Consequences which are suffered or incurred at any time by any of the Seller Indemnitees (regardless of whether or not such Adverse Consequences relate to any Third Party Claim) and which arise from or as a result of, or are directly or indirectly connected with:

(a) any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or in any certificate or instrument entered into or delivered by or on behalf of Purchaser under or pursuant to this Agreement; and

(b) any breach or non-fulfillment of any covenant or other obligation set forth in this Agreement (i) of or to be performed by Purchaser at any time and (ii) of or to be performed by Company after the Closing.

59

Section 7.4 Limitations.

(a) Basket.

(i) Sellers shall not be required to make any indemnification payment pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) until such time as the total amount of all Adverse Consequences that have been directly or indirectly suffered or incurred by any one or more of the Purchaser Indemnitees, or to which any one or more of the Purchaser Indemnitees has or have otherwise directly or indirectly become subject, exceeds Two Hundred Thousand U.S. Dollars ($200,000.00) (the “Basket Amount”) in the aggregate. Once the total amount of such Adverse Consequences exceeds the Basket Amount, then the Purchaser Indemnitees shall be entitled to be indemnified and held harmless against and compensated and reimbursed only for the amount of Adverse Consequences in excess of the Basket Amount (subject to the other limitations set forth in this Article VII).

(ii) The Purchaser shall not be required to make any indemnification payment pursuant to Section 7.3(a) until such time as the total amount of all Adverse Consequences that have been directly or indirectly suffered or incurred by any one or more of the Seller Indemnitees, or to which any one or more of the Seller Indemnitees has or have otherwise directly or indirectly become subject, exceeds the Basket Amount in the aggregate. Once the total amount of such Adverse Consequences exceeds the Basket Amount, then the Seller Indemnitees shall be entitled to be indemnified and held harmless against and compensated and reimbursed only for the amount of such Adverse Consequences in excess of the Basket Amount (subject to the other limitations set forth in this Article VII).

(iii) The limitations set forth in Section 7.4(a)(i) and Section 7.4(a)(ii) shall not apply (and shall not limit the indemnification or other obligations of the Sellers or the Purchaser, as the case may be): (A) in the event of Fraud; (B) to inaccuracies in or breaches of any of the Fundamental Representations; or (C) to any claims for Adverse Consequences pursuant to Section 7.2(a)(ii)-(iii) or Section 7.2(b)(ii)-(vii).

(b) Liability Cap.

(i) In no event will the total cumulative amount of Adverse Consequences for breaches of representations and warranties made by the Sellers or the Company in this Agreement (other than the Fundamental Representations) for which the Sellers may be liable to the Purchaser Indemnitees under this Article VII be in excess of Six Million U.S. Dollars ($6,000,000.00) (such applicable amount, the “Cap Amount”).

(ii) With respect to breaches of any of the Fundamental Representations or any claims for Adverse Consequences pursuant to Section 7.2(a)(ii) or Section 7.2(b)(ii), the total cumulative amount of Adverse Consequences for such breaches shall not exceed the amount of the Purchase Price received by the Sellers.

(iii) The limitations set forth in Section 7.4(a)(i) and Section 7.4(a)(ii) shall not apply to any claims for Adverse Consequences pursuant to Section 7.2(a)(iii) or Section 7.2(b)(ii)-(vii).

60

(iv) In no event will the total cumulative amount of Adverse Consequences for breaches of representations and warranties made by the Purchaser in this Agreement for which the Purchaser may be liable to the Seller Indemnitees under this Article VII be in excess of the Cap Amount.

(v) The limitations set forth in this Section 7.4(b) shall not apply (and shall not limit the indemnification or other obligations of the Sellers or the Purchaser, as the case may be) in the event of Fraud.

(c) In the event any indemnity amount payable by a Seller to a Purchaser Indemnitee pursuant this Article VII is an Adjudicated Amount, the Purchaser may first offset any Performance Amount pursuant to Section 2.9(c) or Activation Amount pursuant to Section 2.9(f), and only seek recourse directly from such Seller if and to the extent such Performance Amount or Activation Amount does not fully satisfy such Adjudicated Amount. Notwithstanding any of the foregoing, in the event of Fraud by the Sellers or the Company, the Purchaser may collect directly from the Sellers without resorting to any other source of payment or recovery.

(d) Qualifications. For purposes of Section 7.2, with respect to each representation, warranty, covenant or agreement contained in this Agreement that is subject to a “materiality,” “material,” “material adverse effect,” “Material Adverse Effect,” “in all material respects” or similar qualification (but not including knowledge, Knowledge of the Company or knowledge of the Sellers), any such qualification shall be disregarded for purposes of calculating the amount of any Adverse Consequences that is subject to indemnification hereunder.

(e) Additional Limitations. In addition to the limitations set forth in Section 7.4(a)–(d), the indemnification obligations set forth in this Article VII are subject to the following:

(i) the Purchaser Indemnitees and Seller Indemnitees shall use commercially reasonable efforts to mitigate any Adverse Consequences for which it seeks to be indemnified pursuant to this Article VII; and

(ii) notwithstanding the fact that any Indemnitee hereto may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnitee hereto shall be entitled to recover the same Adverse Consequences suffered by such Indemnitee more than once under this Agreement in respect of such fact, event, condition or circumstance. To the extent that Adverse Consequences in connection with an indemnifiable matter under this Article VII was expressly and specifically taken into account such that the effect thereof was to reduce or increase dollar-for-dollar the amount of the Final Purchase Price, as finally determined pursuant to Section 2.7, the same Adverse Consequences shall not be recoverable under this Article VII.

61

Section 7.5 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person, other than a party hereto, of any claim or Action (whether against Purchaser, Sellers or any other Person) with respect to which the Sellers or the Purchaser, as the case may be (each, an “Indemnitor”), may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 7.2 or Section 7.3, as the case may be (a “Third Party Claim”), the Indemnitor shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Indemnitee unless: (A) the Response Notice fails to specify that the Indemnitor desires to assume control of the defense of such Third Party Claim; (B) the Third Party Claim is in respect of any matter involving criminal liability of an Indemnitee; (C) the Indemnitor has failed or is failing to timely prosecute or defend such Third Party Claim; or (D) the Third Party Claim seeks as the primary cause of action the imposition of an equitable or injunctive remedy against the Indemnitee or any of its Affiliates (other than equitable relief that is ancillary to claim for monetary damages). If the Indemnitor so proceeds with the defense of any such Third Party Claim:

(i) subject to the other provisions of this Article VII, all reasonable expenses relating to the defense of such Third Party Claim shall be borne and paid exclusively by the Indemnitor;

(ii) the Indemnitee shall make available to the Indemnitor any documents and materials in his, her or its and in his, her or its Affiliates’ possession or control that may be necessary to or reasonably desirable for the defense of such Third Party Claim; provided, however, that any confidential or privileged materials shall not be disclosed by the Indemnitee other than as needed for such defense, and the Indemnitor agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Indemnitee with respect to such information;

(iii) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim; provided, however, that the Indemnitee will be entitled to participate in any such defense with separate co-counsel at the expense of the Indemnitor if: (x) so requested by the Indemnitor to participate or (y) based on the advice of counsel to the Indemnitee, a legal conflict between the Indemnitee and the Indemnitor exists that would make such separate representation necessary; provided further, however, that the Indemnitor shall not be required to pay for more than one (1) such counsel (plus any appropriate local counsel) for all Indemnitees in connection with such Third Party Claim; and

(iv) the Indemnitor may not settle, adjust or compromise such Third Party Claim without the consent of the Indemnitee (it being understood that if the Indemnitor requests that the Indemnitee consent to a settlement, adjustment or compromise, the Indemnitee shall not unreasonably withhold, condition or delay such consent); provided, however, that no such consent shall be required if: (x) there is no finding or admission of any violation of Law or suggestion of any wrongdoing on behalf of the Indemnitee; (y) each Indemnitee that is a party to such Third Party Claim is fully and unconditionally released from liability with respect to such claim, without prejudice; and (z) as a result of such settlement, adjustment or compromise, no injunctive or other equitable relief will be imposed against the Indemnitee.

(b) If the Indemnitor does not elect or is not entitled under the terms of this Agreement to proceed with the defense of any such Third Party Claim, the Indemnitee shall proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnitor; provided, however, that the Indemnitee may not settle, adjust or compromise any such Third Party Claim without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld, conditioned or delayed). An Indemnitee shall give the applicable Indemnitor prompt notice of the commencement of any such Third Party Claim against the Indemnitee; provided, however, that any failure on the part of the Indemnitee to so notify the Indemnitor shall not limit any of the obligations of the Indemnitor under this Article VII (except to the extent such failure materially prejudices the defense of such Third Party Claim).

62

Section 7.6 Indemnification Claim Procedure.

(a) If any Indemnitee has in good faith incurred or suffered or believes in good faith that it may incur or suffer Adverse Consequences for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article VII or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on Fraud), such Indemnitee may deliver a notice of claim (a “Notice of Claim”) to the applicable Indemnitor. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under this Article VII or is otherwise be entitled to a monetary remedy; (ii) contain a reasonable description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the Adverse Consequences arising or that the Indemnitee believes may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b) During the thirty (30)-day period commencing upon delivery by an Indemnitee to the applicable Indemnitor of a Notice of Claim (the “Claim Dispute Period”), the applicable Indemnitor may deliver to the Indemnitee who delivered the Notice of Claim a written response (the “Response Notice”) in which the Indemnitor: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (such agreed portion, the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Notice of Claim relates to a Third Party Claim, the Response Notice shall also specify whether or not the Indemnitor intends to assume control of the defense of such Third Party Claim. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a reasonable description of the facts and circumstances supporting the Indemnitor’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. The Claimed Amount or any part thereof that is not agreed to be owed to the Indemnitee pursuant to the Response Notice is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If no Response Notice is delivered prior to the expiration of the Claim Dispute Period, then the Indemnitor shall be conclusively deemed to have denied that the full Claimed Amount is owed to the Indemnitee and the full Claimed Amount shall be a Contested Amount.

(c) If the Indemnitor delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnitee, then, within ten (10) calendar days following the receipt of such Response Notice by the Indemnitee, the Indemnitor shall pay to the applicable Indemnitee an amount in cash equal to the full Claimed Amount.

63

(d) If the Indemnitor delivers a Response Notice during the Claim Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then within ten (10) calendar days following the receipt of such Response Notice, the Indemnitor shall pay to the applicable Indemnitee an amount in cash equal to the Agreed Amount.

(e) If the Indemnitor (i) delivers a Response Notice during the Claim Dispute Period indicating that there is a Contested Amount or (ii) fails to deliver a Response Notice prior to the expiration of the Claim Dispute Period (upon which failure to deliver a Response Notice the full Claimed Amount shall be a Contested Amount), the Indemnitor and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitor failed to deliver a Response Notice prior to the expiration of the Claim Dispute Period and then further fails to respond in writing to a written request to resolve the dispute in good faith, made by the Indemnitee following the expiration of the Claim Dispute Period, within a period of sixty (60) days following receipt of such written request, then the Indemnitor shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee. If the Indemnitee and the Indemnitor resolve such dispute, a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Indemnitor. Within ten (10) calendar days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement), the Indemnitor shall pay to the applicable Indemnitee an amount equal to the Stipulated Amount.

(f) In the event that there is a dispute relating to any Notice of Claim or any Contested Amount (whether it is a matter between any Indemnitee, on the one hand, and the applicable Indemnitor, on the other hand, or it is a matter that is subject to a Third Party Claim brought against any Indemnitee), that remains unresolved after the parties’ resolution efforts pursuant to the terms of this Section 7.6, such dispute shall be settled in accordance with Section 8.8.

Section 7.7 Payments; Tax Treatment.

(a) Once any Adverse Consequences are agreed to by the Indemnitor or determined to be payable to an Indemnitee by such Indemnitor pursuant to a final, non-appealable Order of a court of competent jurisdiction (the amount of any such agreed or finally determined Adverse Consequences, an “Adjudicated Amount”), subject to Section 7.4(c), the applicable Indemnitor shall satisfy its indemnification obligations within ten (10) calendar days of such agreement or such final, non-appealable Order by wire transfer of immediately available funds to an account specified by the applicable Indemnitee.

(b) Any indemnification payments made pursuant to this Article VII shall be treated as adjustments to the Purchase Price (including the Redemption Consideration or the Purchase Consideration, as applicable) for all applicable Tax purposes.

Section 7.8 Exercise of Remedies Other Than by Purchaser or Sellers.

(a) No Purchaser Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser or any successor thereto or assign thereof, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

64

(b) No Company Indemnitee (other than the Sellers or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Seller Representative or any successor thereto or assign thereof, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

Section 7.9 Exclusive Remedy. Except: (a) for equitable relief, to which any party hereto may be entitled pursuant to this Agreement; (b) with respect to any Estimated Purchase Price adjustment, the dispute resolution process set forth in Section 2.8(b); (c) with respect to the Performance Amount, the dispute resolution process set forth in Section 2.9(b); (c) with respect to the Activation Amount, the dispute resolution process set forth in Section 2.9(e); and (d) for Adverse Consequences resulting from or arising out of Fraud, after the Closing the indemnification provided in this Article VII shall be the sole and exclusive remedy of the parties for monetary damages for any breach of any representation, warranty or covenant contained in this Agreement.

Article VIII

MISCELLANEOUS

Section 8.1 Release.

(a) Effective as of the Closing, each Seller, for itself, and its respective Affiliates and their respective successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each, a “Seller Releasor”), hereby irrevocably, unconditionally, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Seller Releasors has, might have or might assert now or in the future, against the Company or the Purchaser (each, a “Seller Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing. Effective as of the Closing, each of the Purchaser and the Company, for itself, and its respective Affiliates and their respective successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each, a “Purchaser Releasor”, and together with the Seller Releasors, the “Releasors”), hereby irrevocably, unconditionally, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Purchaser Releasors has, might have or might assert now or in the future, against any Seller (each, a “Purchaser Releasee”, and together with the Seller Releasees, the “Releasees” ), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing; provided, however, that nothing contained in this Section 8.1 shall release, waive, discharge, relinquish or otherwise affect the express rights or obligations of any party to the extent arising out of any covenants and agreements of the parties that, by their terms, contemplate performance after the Closing. Each Seller shall, and shall cause the Seller Releasors to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any Action, of any kind against a Seller Releasee based upon any matter released pursuant to this Section 8.1. Each of the Company and the Purchaser shall, and shall cause the Purchaser Releasors to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any Action, of any kind against a Purchaser Releasee based upon any matter released pursuant to this Section 8.1.

65

(b) Each Releasor acknowledges that they have had the opportunity to seek legal counsel and that it is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Releasor expressly waives any rights such Releasor may have under such code section, as well as under any other statute or common law principle of similar effect.]

Section 8.2 Fees and Expenses. Other than as expressly provided in this Agreement, including as specifically set forth in Section 2.8(c) and this Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the transactions contemplated hereby are consummated.

Section 8.3 Disclosure Schedule. The Disclosure Schedule and the Exhibits attached hereto and thereto shall be construed with, and as an integral part of, this Agreement. Each capitalized term used in any Exhibit or the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The Disclosure Schedule has been arranged in numbered and lettered sections and subsections corresponding to the applicable numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Disclosure Schedule shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference and shall also be deemed to be constructively disclosed or set forth in any other section in the Disclosure Schedule relating to other sections of this Agreement to the extent a cross-reference is expressly made to such other section in the Disclosure Schedule or to the extent that the relevance of such item as an exception to, or as applicable, disclosure for the purposes of, another section of this Agreement is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to, or is disclosed for the purposes of, such other section of this Agreement. The fact that any item of information is disclosed in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed hereby. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect” “Seller Material Adverse Effect,” “Purchaser Material Adverse Effect” or other similar terms in this Agreement. The inclusion of any item in the Disclosure Schedule shall not constitute an admission by the Company or the Sellers that such item is or is not material. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The Disclosure Schedule and the information contained in the Disclosure Schedule are intended only to qualify or provide disclosure for the purposes of the applicable representations, warranties and covenants contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants.

66

Section 8.4 Amendments; Waivers.

(a) Any provision of this Agreement may be amended or waived following the Closing Date, if, and only if, such amendment or waiver is in writing and signed by the Seller Representative and the Purchaser. Notwithstanding the foregoing, no amendments or waivers to the provisions of which the Debt Financing Sources Related Parties are expressly made third party beneficiaries pursuant to Section 8.11 shall be permitted in any manner adverse in any material respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided at Law or in equity.

Section 8.5 Notices. All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 8.5:

(a) if to Purchaser or, following the Closing, to the Company, to:

Lion Buyer, LLC

c/o Shade Tree Advisors LLC

19 Railroad Place, Suite 301

Saratoga Springs, NY 12866

Attn: J A Smith

Email: jaslih@protonmail.com

67

with a copy (which shall not constitute notice) to:

McDermott Will & Schulte LLP

500 North Capitol Street NW

Washington, DC 20001

Attention: Thomas P. Conaghan

Email: tconaghan@mwe.com

(b) if to the Sellers or the Seller Representative, to the Seller Representative:

c/o LifeMD, Inc.

236 Fifth Avenue, 4th Floor

New York, NY 10001

Attention: Justin Schrieber

Email: justin@lifemd.com

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

815 Connecticut Avenue NW

Washington, DC 20006

Attention: Brett J. Rodda

Email: brett.rodda@bakermckenzie.com

Section 8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other parties hereto, provided that the Purchaser may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement to one of its Affiliates without the prior consent of the other parties hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.6 shall be void ab initio.

Section 8.7 Governing Law. This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning or relating to this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

68

Section 8.8 Arbitration; Waiver of Jury Trial.

(a) Any controversy or claim arising directly or indirectly out of or otherwise relating to this Agreement, or the breach or interpretation thereof, or the transactions contemplated hereby (except as provided in Section 2.8(b) or Section 2.9(b)), shall be referred to and settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each of the parties hereto irrevocably and unconditionally submits and consents to such arbitration as the exclusive method of resolving such controversy or claim. Arbitration may be commenced at any time by any party giving written notice to each other party to an Action that such Action has been referred to arbitration under this Section 8.8 as contemplated in the AAA Rules. Claims shall be heard by a panel of three arbitrators. The panel of arbitrators shall be selected as follows: one arbitrator shall be selected by Sellers and one arbitrator shall be selected by the Purchaser within twenty (20) days after commencement of arbitration, and the two (2) party-selected arbitrators shall select the third arbitrator (who shall act as the chair of the panel) by agreement within fifteen days of the two (2) party-appointed arbitrators’ appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected using the list procedure contemplated in the AAA Rules. The place of arbitration shall be New York, New York. The arbitration shall be governed by the laws of the State of Delaware, without regard to choice or conflicts of laws. Any award rendered by the arbitrators shall be conclusive and binding upon the parties; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be shared fifty percent (50%) by the Sellers and fifty percent (50%) by the Purchaser; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection. “Reasonable attorneys’ fees” shall not, in any event, include contingency fees which the arbitrators may not award to any party. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder or any documents filed or exchanged in arbitration without the prior written consent of both Seller and Purchaser.

(b) Notwithstanding anything to the contrary in this Agreement, each party to this Agreement acknowledges and irrevocably agrees (i) that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source arising out of or relating to this Agreement or the Credit Agreement or the performance thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) that, except to the extent relating to the interpretation of any provisions in this Agreement or the Credit Agreement, any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source shall be governed by, and construed in accordance with, the Laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring any such legal action against any Debt Financing Source in any other court and (iv) that the provisions of this Section 8.8(b) shall apply to any such legal action against any Debt Financing Source.

69

(c) Notwithstanding anything in this Agreement to the contrary, each party hereby irrevocably and unconditionally agrees that it will not bring or support any litigation against any Debt Financing Source in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, that the provisions of Section 8.8(d) relating to the waiver of jury trial shall apply to such action, suit or proceeding and that, except to the extent relating to the interpretation of any provisions in this Agreement or the Credit Agreement, any such action, suit or proceeding against any Debt Financing Source shall be governed by and construed in accordance with the Laws of the State of New York.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. BY THIS AGREEMENT, EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.8(d).

Section 8.9 Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.10 Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits, schedules, and annexes hereto and thereto) constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, whether oral or written, with respect to the subject matter hereof and thereof.

Section 8.11 Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder; provided, however, that the parties hereto specifically acknowledge and agree that: (a) the provisions of Section 6.4 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnitees; (b) the provisions of Section 8.1 are intended to be for the benefit of, and shall be enforceable by, each Releasee; and that Section 8.8(b), Section 8.8(c), this Section 8.11, and of the second sentence of Section 8.4(a) (and any definition or provision of this Agreement to the extent any amendment or waiver of such definition or provision would modify the substance of such Sections) is intended to be for the benefit of, and be enforceable by, each Debt Financing Source.

70

Section 8.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Acquisition be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section 8.13 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Acquisition) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any party seeking: (a) an injunction or injunctions to prevent breaches of this Agreement; (b) to enforce specifically the terms and provisions of this Agreement; and/or (c) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

Section 8.14 Construction.

(a) The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement: (i) the term “including” means “including, without limitation”; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” “hereby,” “hereto” and “herewith” and words of similar import shall, unless the context otherwise states or requires, refer to this Agreement as a whole (including the Disclosure Schedules and the Exhibits, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Schedules are to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Schedules of, or to, this Agreement; (iv) the word “or” shall be disjunctive and not be exclusive; (v) the words “date hereof” shall mean the date of this Agreement, as set forth in the preamble hereto; (vi) the Purchaser, the Sellers, the Seller Representative and the Company shall be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires); (vii) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (viii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder; (ix) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day; (x) the measure of a period of one (1) month or year for the purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that, if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1); provided, further, that, if the last calendar day of such period is not a Business Day, then the period in question shall end on the next succeeding Business Day; (xi) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; (xii) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section; (xiii) references to the “ordinary course of business” or words of similar import shall, in each case, be deemed to mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency); and (xiv) for the purposes of this Agreement, references to the term “delivered by the Company,” “delivered by the Sellers,” “delivered by the Seller Representative,” “delivered to the Purchaser,” “furnished to the Purchaser,” “made available to the Purchaser” or similar expressions shall mean that the Company, the Sellers or the Seller Representative, as applicable, have (or have caused to be): (A) posted such materials to the virtual data room, in a manner that enables viewing of such materials by the Purchaser and its Representatives no later than 9:00 p.m. Eastern Daylight Time, on the full calendar day immediately prior to the date of this Agreement or (B) set forth a copy of such materials in the Disclosure Schedule.

71

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.15 Provisions Concerning Seller Representative.

(a) Each Seller hereby appoints LifeMD, in its capacity as the Seller Representative, as the agent, proxy, and attorney-in-fact for such Seller for all purposes under this Agreement (including full power and authority to act on the Sellers’ collective behalf). Such appointment shall be coupled with an interest and shall be irrevocable. Without limiting the generality of the foregoing, the Seller Representative shall be authorized to: (i) take all actions which it is authorized to take by the terms of this Agreement, (ii) execute and deliver, on behalf of the Sellers, any amendment to or waiver of this Agreement or approve any assignment of this Agreement by any Person, in each case on any terms it may approve; and (iii) take all other actions which may be taken by or on behalf of the Sellers under this Agreement and exercise any and all rights which the Sellers are permitted or required to exercise under this Agreement.

(b) The Seller Representative shall not be liable to any Seller for any action taken by it in good faith pursuant to this Agreement, and the Sellers shall jointly and severally indemnify the Seller Representative from any losses incurred by the Seller Representative arising out of its service hereunder. The Seller Representative is serving in that capacity solely for purposes of administrative convenience, and shall not be personally liable in such capacity for any of the obligations of the Sellers hereunder, and the Purchaser agrees that it shall not look to the personal assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder; provided that, nothing in this Section shall relieve any liability of a Seller hereunder in its role as such if such Seller is also serving as the Seller Representative.

(c) Each Seller agrees that the Purchaser shall be entitled to rely on any action taken by the Seller Representative pursuant to this Section or which is otherwise authorized or contemplated to be performed by the Seller Representative pursuant to the terms hereof (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action.

(d) In the event that LifeMD (whether or not in its capacity as Seller Representative) is required under the terms of this Agreement to make a payment on behalf of all Sellers, including payment of any Adverse Consequences owing under Article VII that arise out of any circumstances other than a breach or inaccuracy of LifeMD’s personal representations, warranties or covenants hereunder, LifeMD may request, in its sole discretion, that each Seller be obligated to pay, in accordance with instructions provided by the Seller Representative, to LifeMD such Seller’s Pro Rata Portion of such payment. Further, in the event that the Seller Representative determines that any expense or payment is appropriate or desirable in connection with the exercise of its duties as Seller Representative, then each Seller shall, in accordance with instructions provided by the Seller Representative, be obligated to pay to the Seller Representative such Sellers’ Pro Rata Portion of such payment or expenses.

(e) In the event that the Seller Representative becomes unable or unwilling to continue in its capacity as the Seller Representative, or if the Seller Representative resigns as a Seller Representative, the Sellers shall appoint in writing a new representative as the Seller Representative. Such appointment will be effective upon the date indicated in such written appointment.

72

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed by its authorized signatory as of the date first written above.

COMPANY:

WORKSIMPLI SOFTWARE LLC

By:	/s/ Sean Fitzpatrick
Name:	Sean Fitzpatrick
Title:	Chief Executive Officer

PURCHASER:

LION BUYER, LLC

By:	/s/ J A Smith
Name:	J A Smith
Title:	President

SELLERS:

LIFE MD, INC.

By:	/s/ Justin Schreiber
Name:	Justin Schreiber
Title:	Chairman and CEO

/s/ Jordan Iversen
Jordan Iversen

/s/ Christopher Reed
Christopher Reed

/s/ Javier Pascual
Javier Pascual

/s/ Mai-Linh Lai
Mai-Linh Lai

(Signature page to Stock Purchase Agreement)